Exhibit 99.1

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

Coeur d’Alene Mines Corporation:

We have audited the accompanying consolidated balance sheets of Coeur d’Alene Mines Corporation and subsidiaries as of December 31, 2012 and 2011, and the related consolidated statements of operations, comprehensive income (loss), changes in shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2012. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Coeur d’Alene Mines Corporation and subsidiaries as of December 31, 2012 and 2011, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2012, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Coeur d’Alene Mines Corporation’s internal control over financial reporting as of December 31, 2012, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated February 21, 2013 expressed an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.

/s/ KPMG LLP

Seattle, Washington

February 21, 2013 except as to Note 26,

which is as of September 12, 2013

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

Coeur d’Alene Mines Corporation:

We have audited Coeur d’Alene Mines Corporation’s internal control over financial reporting as of December 31, 2012, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Coeur d’Alene Mines Corporation’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audit also included performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, Coeur d’Alene Mines Corporation maintained, in all material respects, effective internal control over financial reporting as of December 31, 2012, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Coeur d’Alene Mines Corporation and subsidiaries as of December 31, 2012 and 2011, and the related consolidated statements of operations, comprehensive income (loss), changes in shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2012, and our report dated February 21, 2013 expressed an unqualified opinion on those consolidated financial statements.

/s/ KPMG LLP

Seattle, Washington

February 21, 2013

COEUR D’ALENE MINES CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	Notes	December 31, 2012	December 31, 2011
		(In thousands, except share data)
ASSETS
CURRENT ASSETS
Cash and cash equivalents		$125,440	$175,012
Short term investments	9	999	20,254
Receivables	10	62,438	83,497
Ore on leach pad		22,991	27,252
Metal and other inventory	11	170,670	132,781
Deferred tax assets	16	2,458	1,869
Restricted assets		396	60
Prepaid expenses and other		20,790	24,218

		406,182	464,943
NON-CURRENT ASSETS
Property, plant and equipment, net	12	683,860	687,676
Mining properties, net	13	1,991,951	2,001,027
Ore on leach pad, non-current portion		21,356	6,679
Restricted assets		24,970	28,911
Marketable securities	9	27,065	19,844
Receivables, non-current portion	10	48,767	40,314
Debt issuance costs, net		3,713	1,889
Deferred tax assets	16	955	263
Other		12,582	12,895

TOTAL ASSETS		$3,221,401	$3,264,441

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable		$57,482	$78,590
Accrued liabilities and other		10,002	13,126
Accrued income taxes		27,108	47,803
Accrued payroll and related benefits		21,306	16,240
Accrued interest payable		478	559
Current portion of debt and capital leases	12,14	55,983	32,602
Current portion of royalty obligation	14	65,104	61,721
Current portion of reclamation and mine closure	15	668	1,387
Deferred tax liabilities	16	121	53

		238,252	252,081
NON-CURRENT LIABILITIES
Long-term debt and capital leases	14	3,460	115,861
Non-current portion of royalty obligation	14,19	141,879	169,788
Reclamation and mine closure	15	34,670	32,371
Deferred tax liabilities	16	577,488	527,573
Other long-term liabilities		27,372	30,046

		784,869	875,639
COMMITMENTS AND CONTINGENCIES (Notes 12, 14, 15, 16, 19, 20 and 23)
SHAREHOLDERS’ EQUITY
Common stock, par value $0.01 per share; authorized 150,000,000 shares, issued and outstanding 90,342,338 at December 31, 2012 and 89,655,124 at December 31, 2011		903	897
Additional paid-in capital		2,601,254	2,585,632
Accumulated deficit		(396,156)	(444,833)
Accumulated other comprehensive loss		(7,721)	(4,975)

		2,198,280	2,136,721

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY		$3,221,401	$3,264,441

The accompanying notes are an integral part of these consolidated financial statements.

COEUR D’ALENE MINES CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended December 31,
	2012	2011	2010
	(In thousands, except share data)
Sales of metal	$895,492	$1,021,200	$515,457
Production costs applicable to sales	(456,757)	(419,956)	(257,636)
Depreciation, depletion and amortization	(218,857)	(224,500)	(141,619)

Gross profit	219,878	376,744	116,202
COSTS AND EXPENSES
Administrative and general	32,977	31,379	24,176
Exploration	26,270	19,128	14,249
Loss on impairment	5,825	—	—
Pre-development, care, maintenance and other	1,261	19,441	2,877

Total cost and expenses	66,333	69,948	41,302

OPERATING INCOME	153,545	306,796	74,900
OTHER INCOME AND EXPENSE, NET
Loss on debt extinguishments	(1,036)	(5,526)	(20,300)
Fair value adjustments, net	(23,487)	(52,050)	(117,094)
Interest income and other, net	14,436	(6,610)	771
Interest expense, net of capitalized interest	(26,169)	(34,774)	(30,942)

Total other income and expense, net	(36,256)	(98,960)	(167,565)

Income (loss) from continuing operations before income taxes	117,289	207,836	(92,665)
Income tax (provision) benefit	(68,612)	(114,337)	9,481

Income (loss) from continuing operations	$48,677	$93,499	$(83,184)
Loss from discontinued operations	—	—	(6,029)
Loss on sale of net assets of discontinued operations	—	—	(2,095)

NET INCOME (LOSS)	$48,677	$93,499	$(91,308)

BASIC AND DILUTED INCOME (LOSS) PER SHARE
Basic income (loss) per share:
Net income (loss) from continuing operations	$0.54	$1.05	$(0.95)
Net income (loss) from discontinued operations	—	—	(0.10)

Net income (loss)	0.54	1.05	(1.05)

Diluted income (loss) per share:
Net income (loss) from continuing operations	$0.54	$1.04	$(0.95)
Net income (loss) from discontinued operations	—	—	(0.10)

Net income (loss)	$0.54	$1.04	$(1.05)

Weighted average number of shares of common stock
Basic	89,437	89,383	87,185
Diluted	89,603	89,725	87,185

The accompanying notes are an integral part of these consolidated financial statements.

COEUR D’ALENE MINES CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

	Years ended December 31,
	2012	2011	2010
	(In thousands)
Net income (loss)	$48,677	93,499	$(91,308)
OTHER COMPREHENSIVE LOSS:
Unrealized loss on available for sale securities, net	(2,746)	(4,975)	(5)

Other comprehensive loss	(2,746)	(4,975)	(5)

COMPREHENSIVE INCOME (LOSS)	$45,931	88,524	$(91,313)

The accompanying notes are an integral part of these consolidated financial statements.

COEUR D’ALENE MINES CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY

Years ended December 31, 2012, 2011, and 2010

(In thousands)	Common Stock Shares	Common Stock Par Value	Additional Paid- In Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total
Balances at December 31, 2009	80,310	$803	$2,444,262	$(447,024)	$5	$1,998,046
Net loss	—	—	—	(91,308)	—	(91,308)
Common stock issued for payment of principal, interest and financing fees on 6.5% Senior Secured Notes	1,357	13	19,993	—	—	20,006
Common stock issued to extinguish 3.25% and 1.25% debt	7,639	77	113,357	—	—	113,434
Common stock issued/cancelled under long-term incentive plans and director fees and options, net	10	—	594	—	—	594
Other	—	—	—	—	(5)	(5)

Balances at December 31, 2010	89,316	$893	$2,578,206	$(538,332)	$—	$2,040,767
Net income	—	—	—	93,499	—	93,499
Common stock issued/cancelled under long-term incentive plans, net	339	4	7,426	—	—	7,430
Other comprehensive loss	—	—	—	—	(4,975)	(4,975)

Balances at December 31, 2011	89,655	$897	$2,585,632	$(444,833)	$(4,975)	$2,136,721
Net income	—	—	—	48,677	—	48,677
Other comprehensive loss	—	—	—	—	(2,746)	(2,746)
Common stock share buy back	(893)	(9)	(19,962)	—	—	(19,971)
Common stock issued for the acquisition of Joaquin property	1,310	13	29,987	—	—	30,000
Common stock issued/cancelled under long-term incentive plans and director fees and options, net	270	2	5,597	—		5,599

Balances at December 31, 2012	90,342	$903	$2,601,254	$(396,156)	$(7,721)	$2,198,280

The accompanying notes are an integral part of these consolidated financial statements.

COEUR D’ALENE MINES CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years ended December 31,
	2012	2011	2010
	(In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$48,677	$93,499	$(91,308)
Add (deduct) non-cash items
Depreciation, depletion and amortization	218,857	224,500	143,813
Accretion of discount on debt and other assets, net	3,431	4,041	3,374
Accretion of royalty obligation	18,294	21,550	19,018
Deferred income taxes	16,163	51,792	(37,628)
Loss on debt extinguishment	1,036	5,526	20,300
Fair value adjustments, net	18,421	46,450	115,458
Loss (gain) on foreign currency transactions	(1,381)	380	3,867
Share-based compensation	8,010	8,122	7,217
Loss (gain) on sale of assets	1,101	(1,145)	(25)
Loss on impairment	5,825	—	—
Loss (gain) on asset retirement	279	(335)	(167)
Changes in operating assets and liabilities:
Receivables and other current assets	9,756	(21,950)	(6,228)
Prepaid expenses and other	2,489	(8,839)	5,871
Inventories	(48,305)	(30,408)	(47,887)
Accounts payable and accrued liabilities	(31,019)	22,990	29,888

CASH PROVIDED BY OPERATING ACTIVITIES	271,634	416,173	165,563

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(115,641)	(119,988)	(155,994)
Acquisition of Joaquin mineral interests	(29,297)	—	—
Purchase of short term investments and marketable securities	(12,959)	(49,501)	(5,872)
Proceeds from sales and maturities of short term investments, marketable securities	21,695	6,246	24,244
Other	3,087	2,282	5,927

CASH USED IN INVESTING ACTIVITIES	(133,115)	(160,961)	(131,695)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of notes and bank borrowings	—	27,500	176,166
Payments on long-term debt, capital leases, and associated costs	(97,170)	(85,519)	(106,827)
Payments on gold production royalty	(74,734)	(73,191)	(43,125)
Proceeds from gold lease facility	—	—	18,445
Payments on gold lease facility	—	(13,800)	(37,977)
Proceeds from sale-leaseback transactions	—	—	4,853
Reductions of (additions to) restricted assets associated with the Kensington Term Facility	4,645	(1,326)	(2,353)
Share repurchases	(19,971)	—	—
Other	(861)	18	286

CASH (USED IN) PROVIDED BY FINANCING ACTIVITIES	(188,091)	(146,318)	9,468

(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(49,572)	108,894	43,336
Cash and cash equivalents at beginning of period	175,012	66,118	22,782

Cash and cash equivalents at end of period	$125,440	$175,012	$66,118

The accompanying notes are an integral part of these consolidated financial statements.

Coeur d’Alene Mines Corporation and Subsidiaries

Notes to Consolidated Financial Statements

NOTE 1 – NATURE OF OPERATIONS

The Company is a large primary silver producer with significant gold assets located in North America and is engaged, through its subsidiaries, in the operation and ownership, development and exploration of silver and gold mining properties and companies located primarily within South America (Argentina and Bolivia), Mexico (Chihuahua), the United States (Nevada and Alaska) and Australia (New South Wales). Coeur is an Idaho corporation incorporated in 1928.

NOTE 2 – BASIS OF PRESENTATION

Basis of Presentation: These consolidated financial statements have been prepared under United States Generally Accepted Accounting Principles (“U.S. GAAP”). All significant intercompany transactions and balances have been eliminated during consolidation.

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation: The consolidated financial statements include the wholly-owned subsidiaries of the Company, the most significant of which are Empresa Minera Manquiri S.A., Coeur Mexicana S.A. de C.V., Coeur Rochester, Inc., Coeur Alaska, Inc., Coeur Argentina S.R.L. and CDE Australia Pty. Ltd. The consolidated financial statements also include all entities in which voting control of more than 50% is held by the Company. The Company has no investments in entities in which it has greater than 50% ownership interest accounted for using the equity method. Intercompany balances and transactions have been eliminated in consolidation. Investments in corporate joint ventures where the Company has ownership of 50% or less and funds its proportionate share of expenses are accounted for under the equity method. The Company has no investments in entities in which it has a greater than 20% ownership interest accounted for using the cost method.

Revenue Recognition: Revenue is recognized when persuasive evidence of an arrangement exists, delivery has occurred, the price is fixed or determinable, no obligations remain and collection is probable. The passing of title to the customer is based on the terms of the sales contract. Product pricing is determined at the point revenue is recognized by reference to active and freely traded commodity markets, for example the London Bullion Market for both gold and silver, in an identical form to the product sold.

Under the Company’s concentrate sales contracts with third-party smelters, final gold and silver prices are set on a specified future quotational period, typically one to three months, after the shipment date based on market metal prices. Revenues and production costs applicable to sales are recorded on a gross basis under these contracts at the time title passes to the buyer based on the forward price for the expected settlement period. The contracts, in general, provide for provisional payment based upon provisional assays and quoted metal prices. Final settlement is based on the average applicable price for the specified future quotational period and generally occurs from three to six months after shipment. Final sales are settled using smelter weights and settlement assays (average of assays exchanged and/or umpire assay results) and are priced as specified in the smelter contract. The Company’s provisionally priced sales contain an embedded derivative that is required to be separated from the host contract for accounting purposes. The host contract is the receivable from the sale of concentrates measured at the forward price at the time of sale. The embedded derivative does not qualify for hedge accounting. The embedded derivative is recorded as a derivative asset in prepaid expenses and other assets or as a derivative liability in accrued liabilities and other on the consolidated balance sheet and is adjusted to fair value through revenue each period until the date of final gold and silver settlement. The form of the material being sold, after deduction for smelting and refining, is in an identical form to that sold on the London Bullion Market. The form of the product is metal in flotation concentrate, which is the final process for which the

Coeur d’Alene Mines Corporation and Subsidiaries

Notes to Consolidated Financial Statements – (Continued)

Company is responsible. Revenue includes the sales of by-product gold from the Company’s silver mining operations.

The effects of forward sales contracts are reflected in revenue at the date the related precious metals are delivered or the contracts expire. Third-party smelting and refining costs of $16.6 million, $17.7 million and $8.6 million in 2012, 2011 and 2010, respectively, are recorded as a reduction of revenue.

At December 31, 2012, the Company had outstanding provisionally priced sales of $ 33.2 million consisting of 0.4 million ounces of silver and 11,957 ounces of gold, which had a fair value of approximately $34.1 million including the embedded derivative. For each one cent per ounce change in realized silver price, revenue would vary (plus or minus) approximately $ 4,000 and for each one dollar per ounce change in realized gold price, revenue would vary (plus or minus) approximately $ 12,000. At December 31, 2011, the Company had outstanding provisionally priced sales of $22.5 million consisting of 0.2 million ounces of silver and 9,701 ounces of gold, which had a fair value of approximately $21.7 million including the embedded derivative. For each one cent per ounce change in realized silver price, revenue would vary (plus or minus) approximately $2,000 and for each one dollar per ounce change in realized gold price, revenue would vary (plus or minus) approximately $9,700.

Cash and Cash Equivalents: Cash and cash equivalents include all highly-liquid investments with a maturity of three months or less at the date of purchase. The Company minimizes its credit risk by investing its cash and cash equivalents with major U.S. and international banks and financial institutions located principally in the United States with a minimum credit rating of A1 as defined by Standard & Poor’s. The Company’s management believes that no concentration of credit risk exists with respect to the investment of its cash and cash equivalents.

Receivables: Trade receivables and other receivable balances recorded in other current assets are reported at outstanding principal amounts, net of an allowance for doubtful accounts, if deemed necessary. Management evaluates the collectability of receivable account balances to determine the allowance, if any. Management considers the other party’s credit risk and financial condition, as well as current and projected economic and market conditions, in determining the amount of the allowance. Receivable balances are written off when management determines that the balance is uncollectable.

Ore on Leach Pad: The heap leach process is a process of extracting silver and gold by placing ore on an impermeable pad and applying a diluted cyanide solution that dissolves a portion of the contained silver and gold, which are then recovered in metallurgical processes.

The Company uses several integrated steps to scientifically measure the metal content of ore placed on the leach pads. As the ore body is drilled in preparation for the blasting process, samples are taken of the drill residue which are assayed to determine estimated quantities of contained metal. The Company estimates the quantity of ore by utilizing global positioning satellite survey techniques. The Company then processes the ore through crushing facilities where the output is again weighed and sampled for assaying. A metallurgical reconciliation with the data collected from the mining operation is completed with appropriate adjustments made to previous estimates. The crushed ore is then transported to the leach pad for application of the leaching solution. As the leach solution is collected from the leach pads, it is continuously sampled for assaying. The quantity of leach solution is measured by flow meters throughout the leaching and precipitation process. After precipitation, the product is converted to doré, which is the final product produced by the mine. The inventory is stated at lower of cost or market, with cost being determined using a weighted average cost method.

The Company reported ore on the leach pads of $44.3 million as of December 31, 2012, and $33.9 million as of December 31, 2011. As of December 31, 2012, $23.0 million is reported as a current asset and

Coeur d’Alene Mines Corporation and Subsidiaries

Notes to Consolidated Financial Statements – (Continued)

$21.3 million is reported as a non-current asset. As of December 31, 2011, $27.3 million is reported as a current asset and $6.7 million is reported as a non-current asset. The distinction between current and non-current is based upon the expected length of time necessary for the leaching process to remove the metals from the broken ore. The historical cost of the metal that is expected to be extracted within twelve months is classified as current and the historical cost of metals contained within the broken ore that is expected to be extracted beyond twelve months is classified as non-current. Inventories of ore on leach pad are valued based on actual production costs incurred to produce and place ore on the leach pad, adjusted for effects on monthly production costs of abnormal production levels, less costs allocated to minerals recovered through the leach process.

The estimate of both the ultimate recovery expected over time and the quantity of metal that may be extracted relative to the time the leach process occurs requires the use of estimates which are inherently inaccurate since they rely upon laboratory testwork. Testwork consists of 60 day leach columns from which the Company projects metal recoveries up to five years in the future. The quantities of metal contained in the ore are based upon actual weights and assay analysis. The rate at which the leach process extracts gold and silver from the crushed ore is based upon laboratory column tests and actual experience occurring over more than twenty years of leach pad operations at the Rochester mine. The assumptions used by the Company to measure metal content during each stage of the inventory conversion process includes estimated recovery rates based on laboratory testing and assaying. The Company periodically reviews its estimates compared to actual experience and revises its estimates when appropriate. During the first quarter of 2011, the Company increased its estimated silver ounces contained in the Stage IV heap inventory by 0.7 million and decreased its estimated gold ounces contained in the heap inventory by 298 ounces. During the fourth quarter of 2011, the Company decreased its estimated silver ounces contained in the Stage IV heap inventory by 0.2 million ounces and decreased its estimated gold ounces contained in the Stage IV heap inventory by 10,828 ounces. During the fourth quarter of 2012, the Company increased its estimated silver ounces contained in the Stage IV heap inventory by 0.5 million ounces and increased its estimated gold ounces contained in the Stage IV heap inventory by 8,879 ounces.

The increase in estimated silver and gold ounces contained in the stage IV heap inventory is due to a change in the amount of time the Company expects to continue leaching. The ultimate recovery will not be known until leaching operations cease.

Metal and Other Inventory: Inventories include concentrate ore, doré, ore in stockpiles and operating materials and supplies. The classification of inventory is determined by the stage at which the ore is in the production process. To the extent there is work in process inventories at the Endeavor mine, such amounts are carried as inventories. Inventories of ore in stock piles are sampled for gold and silver content and are valued based on the lower of costs incurred or estimated net realizable value based upon the period ending prices of gold and silver. Material that does not contain a minimum quantity of gold and silver to cover estimated processing expense to recover the contained gold and silver is not classified as inventory and is assigned no value. All inventories are stated at the lower of cost or market, with cost being determined using a weighted average cost method. Concentrate and doré inventory includes product at the mine site and product held by refineries and are also valued at lower of cost or market value. Concentrate inventories associated with the Endeavor mine are held by third parties. Metal inventory costs include direct labor, materials, depreciation, depletion and amortization as well as administrative overhead costs relating to mining activities.

Property, Plant, and Equipment: Expenditures for new facilities, assets acquired pursuant to capital leases, new assets or expenditures that extend the useful lives of existing facilities are capitalized and depreciated using the straight-line method at rates sufficient to depreciate such costs over the shorter of estimated productive lives of such facilities or the useful life of the individual assets. Productive lives range from 7 to 31 years for buildings and improvements and 3 to 13 years for machinery and equipment. Certain mining equipment is depreciated using the units-of-production method based upon estimated total proven and probable reserves. Maintenance and

Coeur d’Alene Mines Corporation and Subsidiaries

Notes to Consolidated Financial Statements – (Continued)

repairs are expensed as incurred. Gains or losses from sales or retirements of assets are included in other income or expense.

Operational Mining Properties and Mine Development: Capitalization of mine development costs that meet the definition of an asset begins once all operating permits have been secured, mineralization is classified as proven and probable reserves and a final feasibility study has been completed. Mine development costs include engineering and metallurgical studies, drilling and other related costs to delineate an ore body, the removal of overburden to initially expose an ore body at open pit surface mines and the building of access ways, shafts, lateral access, drifts, ramps and other infrastructure at underground mines. Costs incurred during the start-up phase of a mine are expensed as incurred. Costs incurred before mineralization is classified as proven and probable reserves are expensed and classified as Exploration or Pre-development expense. All capitalized costs are amortized using the units of production method over the estimated life of the ore body based on recoverable ounces to be mined from proven and probable reserves. Interest expense allocable to the cost of developing mining properties and to construct new facilities is capitalized until assets are ready for their intended use.

Drilling and related costs incurred at the Company’s operating mines are expensed as incurred as exploration expense, unless the Company can conclude with a high degree of confidence, prior to the commencement of a drilling program, that the drilling costs will result in the conversion of a mineral resource into proven and probable reserves. The Company’s assessment is based on the following factors: results from previous drill programs; results from geological models; results from a mine scoping study confirming economic viability of the resource; and preliminary estimates of mine inventory, ore grade, cash flow and mine life. In addition, the Company must have all permitting and/or contractual requirements necessary to have the right to and/or control of the future benefit from the targeted ore body. The costs of a drilling program that meet these criteria are capitalized as mine development costs. All other drilling and related costs, including those beyond the boundaries of the development and production stage properties, are expensed as incurred.

Drilling and related costs of approximately $13.9 million and $7.2 million at December 31, 2012 and 2011, respectively, met the criteria for capitalization listed above at the Company’s properties that are in the development and production stages.

The cost of removing overburden and waste materials to access the ore body at an open pit mine prior to the production phase are referred to as “pre-stripping costs.” Pre-stripping costs are capitalized during the development of an open pit mine. Stripping costs incurred during the production phase of a mine are variable production costs that are included as a component of inventory to be recognized in production costs applicable to sales in the same period as the revenue from the sale of inventory.

Mineral Interests: Significant payments related to the acquisition of land and mineral rights are capitalized as incurred. Prior to acquiring such land or mineral rights, the Company generally makes a preliminary evaluation to determine that the property has significant potential to develop an economic ore body. The time between initial acquisition and full evaluation of a property’s potential is variable and is determined by many factors including: location relative to existing infrastructure, the property’s stage of development, geological controls and metal prices. If a mineable ore body is discovered, such costs are amortized when production begins using the units-of-production method based on recoverable ounces to be mined from proven and probable reserves. If no mineable ore body is discovered, such costs are expensed in the period in which it is determined the property has no future economic value. The Company amortizes its mineral interests in the Endeavor mine using the units of production method.

Asset Impairment: Management reviews and evaluates its long-lived assets for impairment when events and changes in circumstances indicate that the related carrying amounts of its assets may not be recoverable.

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Notes to Consolidated Financial Statements – (Continued)

Impairment is considered to exist if the total probability-weighted estimate or other appropriate estimate of future cash flows on an undiscounted basis are less than the carrying amount of the asset group, including property plant and equipment, mineral property, development property, and any deferred costs. An impairment loss is measured and recorded based on the difference between book value and estimated fair value of the asset group, as determined through the application of present value technique to estimate fair value in the absence of a market price. Future cash flows include estimates of recoverable ounces, gold and silver prices (considering current and historical prices, price trends and related factors), production levels and required capital investment, all based on life-of-mine plans and projections. Assumptions underlying future cash flow estimates are subject to risks and uncertainties. Any differences between these assumptions and actual market conditions or the Company’s actual operating performance could have a material effect on the Company’s determination of its ability to recover the carrying amounts of its long-lived assets resulting in impairment charges. In estimating future cash flows, assets are grouped at the lowest level for which there are identifiable cash flows that are largely independent of cash flows from other asset groups. Generally, in estimating future cash flows, all assets are grouped at a particular mine for which there is identifiable cash flow.

Coeur owns, directly or indirectly, 100% of Coeur Argentina S.R.L., which owns and operated the underground silver and gold Martha mine located in Santa Cruz, Argentina. Mining operations commenced at the Martha mine in June 2002 and the mine ceased active mining operation in September 2012. The Company recorded an impairment charge of $5.8 million in the year ended December 31, 2012.

As of December 31, 2012, the decrease in proven and probable resources at the Kensington mine prompted an impairment review of the carrying value of the mine. The review determined there were no impairments for the Kensington mine. The impairment assessment compared the cumulative undiscounted prospective cash flows of the mine over the expected mine life to the sum of the carrying value of the long-lived assets at Kensington as of December 31, 2012.

Restricted Assets: The Company, under the terms of its self-insurance and bonding agreements with certain banks, lending institutions and regulatory agencies, is required to collateralize certain portions of its obligations. The Company has collateralized these obligations by assigning certificates of deposit that have maturity dates ranging from three months to a year, to the respective institutions or agencies. At December 31, 2012 and 2011, the Company held certificates of deposit and cash under these agreements of $25.0 million and $28.9 million, respectively, restricted for these purposes. The ultimate timing of the release of the collateralized amounts is dependent on the timing and closure of each mine and repayment of the facility. In order to release the collateral, the Company must seek approval from certain government agencies responsible for monitoring the mine closure status. Collateral could also be released to the extent the Company is able to secure alternative financial assurance satisfactory to the regulatory agencies. The Company believes there is a reasonable probability that the collateral will remain in place beyond a twelve-month period and has therefore classified these investments as long-term.

Reclamation and Remediation Costs: The Company recognizes obligations for the retirement of tangible long-lived assets and other associated asset retirement costs. These legal obligations are associated with the retirement of long-lived assets that result from the acquisition, construction, development and normal use of the asset. The fair value of a liability for an asset retirement obligation will be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The fair value of the liability is added to the carrying amount of the associated asset and this additional carrying amount is depreciated over the life of the asset. An accretion cost, representing the increase over time in the present value of the liability, is recorded each period in depreciation, depletion and amortization expense. As reclamation work is performed or liabilities are otherwise settled, the recorded amount of the liability is reduced.

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Notes to Consolidated Financial Statements – (Continued)

Future remediation costs for inactive mines are accrued based on management’s best estimate at the end of each period of the undiscounted costs expected to be incurred at the site. Such cost estimates include, where applicable, ongoing care and maintenance and monitoring costs. Changes in estimates are reflected in earnings in the period an estimate is revised.

Foreign Currency: The assets and liabilities of the Company’s foreign subsidiaries are measured using U.S. dollars as their functional currency. Revenues and expenses are translated at the average exchange rate for the period. Foreign currency transaction gains and losses are included in the determination of net income or loss.

Derivative Financial Instruments: The Company recognizes all derivatives as either assets or liabilities on the balance sheet and measures those instruments at fair value. Changes in the value of derivative instruments are recorded each period in the consolidated statement of operations under the caption “fair value adjustments, net.”

Stock-based Compensation Plans: The Company estimates the fair value of stock options and stock appreciation rights (“SARs”) awards using the Black-Scholes option pricing model. Stock options granted are accounted for as equity-based awards and SARs are accounted for as liability-based awards. The value of the SARs is remeasured at each reporting date. The Company estimates the fair value of performance share and performance unit grants using a Monte Carlo simulation valuation model. Performance shares granted are accounted for as equity based awards and performance shares units are accounted for as liability-based awards. The Company estimates forfeitures of stock-based awards based on historical data and periodically adjusts the forfeiture rate. The adjustment of the forfeiture rate is recorded as a cumulative adjustment in the period the forfeiture estimate is changed. Compensation costs related to stock based compensation are included in administrative and general expenses, production costs applicable to sales and the cost of self-constructed property, plant and equipment as deemed appropriate.

Restricted stock and restricted stock units granted under the Company’s incentive plans are accounted for based on the market value of the underlying shares on the date of grant and vest in equal installments annually over three years. Restricted stock awards are accounted for as equity-based awards and restricted stock unit awards are accounted for as liability-based awards. Restricted stock units are remeasured at each reporting date. Restricted stock units are settled in cash based on the number of vested restricted stock units multiplied by the current market price of the common shares when vested. Holders of the restricted stock are entitled to vote the shares and to receive any dividends declared on the shares.

Income Taxes: The Company uses an asset and liability approach which results in the recognition of deferred tax liabilities and assets for the expected future tax consequences or benefits of temporary differences between the financial reporting basis and the tax basis of assets and liabilities, as well as operating loss and tax credit carryforwards, using enacted tax rates in effect in the years in which the differences are expected to reverse.

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of its deferred tax assets will not be realized. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. A valuation allowance has been provided for the portion of the Company’s net deferred tax assets for which it is more likely than not that they will not be realized.

The Company and its subsidiaries are subject to U.S. federal income tax as well as income tax of multiple state and foreign jurisdictions. The Company has substantially concluded all U.S. federal income tax matters for years through 1999. Federal income tax returns for 2000 through 2011 are subject to examination. The Company’s practice is to recognize interest and/or penalties related to income tax matters in income tax expense.

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Notes to Consolidated Financial Statements – (Continued)

The Company has accrued additional expense due to an audit of San Bartolomé’s 2009 Bolivian tax return, whereby San Bartolomé incurred an additional $1.4 million of tax expense, including interest and penalties, related to the 2009 tax year and recognized a further $15.5 million of tax expense, including interest and penalties, related to uncertainty in similar tax positions for the years 2010, 2011 and 2012.

Supplemental Cash Flow Information: The following table sets forth non-cash financing and investing activities and other cash flow information for the years ended:

	2012	2011	2010
Non-cash financing and investing activities:
Capital expenditures (1)	$3,402	$2,936	$(2,589)
Capital lease obligations	1,857	4,510	23,437
Non-cash capitalized interest	845	681	3,778
Non-cash interest paid with stock	—	—	1,756
Non-cash Joaquin acquisition and related deferred taxes	64,133	—	—
Other cash flow information:
Interest paid	6,092	11,033	12,676
Capitalized interest	2,663	2,175	9,885
Income taxes paid	54,680	44,396	9,998

(1)	Accrued capital expenditures are recognized in the consolidated statements of cash flows in the period in which they are paid.

Debt Issuance Costs: Costs associated with the issuance of debt are included in other noncurrent assets and are amortized over the term of the related debt using the effective interest method. Upon early retirement of all or a portion of a debt issue, a pro-rata fraction of the related debt issuance costs is written off and recognized as loss on debt extinguishment.

Use of Estimates: The preparation of the Company’s consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in their consolidated financial statements and accompanying notes. The areas requiring the use of management’s estimates and assumptions relate to recoverable ounces from proven and probable reserves that are the basis of future cash flow estimates and units-of-production depreciation and amortization calculations; useful lives utilized for depreciation, depletion and amortization; estimates of future cash flows for long lived assets; estimates of recoverable gold and silver ounces in ore on leach pads; the amount and timing of reclamation and remediation costs; valuation allowance for deferred tax assets; and other employee benefit liabilities.

NOTE 4 – EARNINGS PER SHARE

Basic earnings per share is computed by dividing net income (loss) available to common shareholders by the weighted average number of common shares outstanding during each period. Diluted earnings per share reflect the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. For the year ended December 31, 2012, 479,767 shares of common stock equivalents related to equity-based awards have not been included in the diluted per share calculation as the shares would be antidilutive. The 3.25% Convertible Senior Notes were not included in the computation of diluted earning per share for the years ended December 31, 2012, 2011, and 2010 because there is no excess value upon conversion over the principal amount of the Notes. For the year ended December 31, 2011, 1,059,228 shares of common stock equivalents related to convertible debt and 4,258 equity based awards have not been included in the diluted per share calculation as the shares would be antidilutive. For the year ended December 31,

Coeur d’Alene Mines Corporation and Subsidiaries

Notes to Consolidated Financial Statements – (Continued)

2010, 1,296,231 common stock equivalents related to convertible debt and 496,291 options were not included in the computation of diluted per share calculations as the Company had recorded a net loss from continuing operations for the period.

The effect of potentially dilutive stock outstanding for the years ended December 31, 2012, and 2011 are as follows (in thousands, except per share data):

	Year ended December 31, 2012
	(In thousands except for EPS)
	Income (Numerator)	Shares (Denominator)	Per-Share Amount
Basic EPS
Net income available to common shareholders	$48,677	89,437	$0.54
Effect of Dilutive Securities
Equity awards	—	166

Diluted EPS
Net income available to common shareholders	$48,677	89,603	$0.54

	Year ended December 31, 2011
	(In thousands except for EPS)
	Income (Numerator)	Shares (Denominator)	Per-Share Amount
Basic EPS
Net income available to common shareholders	$93,499	89,383	$1.05
Effect of Dilutive Securities
Equity awards	—	342

Diluted EPS
Net income available to common shareholders	$93,499	89,725	$1.04

NOTE 5 – RECENTLY ADOPTED ACCOUNTING STANDARDS

Effective January 1, 2012, the Company adopted ASU 2011-04 which included new guidance on fair value measurement and disclosure requirements. This standard provides guidance on the application of fair value accounting where it is already required or permitted by other standards. This standard also requires additional disclosures related to transfers of financial instruments within the fair value hierarchy and quantitative and qualitative disclosures related to significant unobservable inputs. In addition, the standard includes specifications for the categorization by level of the fair value hierarchy for items that are not measured at fair value in the statement of financial position, but for which the fair value of such items is required to be disclosed. The adoption of this standard has no material effect on the Company’s financial position, results of operations or cash flows. Refer to Note 6 – Fair Value Measurements in the notes to the consolidated financial statements, for further details regarding the Company’s assets and liabilities measured at fair value.

Effective January 1, 2012, the Company adopted ASU 2011-05 which includes guidance for presentation of comprehensive income and requires that all nonowner changes in stockholders’ equity be presented either in a single continuous statement of comprehensive income or in two separate but consecutive statements. The updated guidance was effective for the Company’s fiscal year beginning January 1, 2012. The Company chose to use the two-statement approach and the retrospective update had no effect on the Company’s financial position, results of operations or cash flows for any period presented.

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Notes to Consolidated Financial Statements – (Continued)

In December, 2011, the FASB issued ASU 2011-11, “Balance Sheet (Topic 201): Disclosures about Offsetting Assets and Liabilities.” This ASU adds certain additional disclosure requirements about financial instruments and derivative instruments that are subject to netting arrangements. ASU 2011-11 is effective for fiscal years, and interim periods within those years, beginning after January 1, 2013, with retrospective application required. The Company does not believe the adoption of this update will have a material impact on the disclosure requirements for its consolidated financial statements.

NOTE 6 – FAIR VALUE MEASUREMENTS

Accounting standards establish a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are described below:

Level 1	Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities;

Level 2	Quoted market prices in markets that are not active, or inputs that are observable, either directly or indirectly, for substantially the full term of the asset or liability; and

Level 3	Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (supported by little or no market activity).

The following table sets forth the Company’s financial assets and liabilities measured at fair value on a recurring basis (at least annually) by level within the fair value hierarchy. As required by accounting guidance, assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement (in thousands):

	Fair Value at December 31, 2012
	Total	Level 1	Level 2	Level 3
Assets:
Short-term investments	$999	$999	$—	$—
Marketable equity securities	27,065	27,065	—	—
Other derivative instruments, net	943	—	943	—

	$29,007	$28,064	$943	$—

Liabilities:
Royalty obligation embedded derivative	$145,098	$—	$145,098	$—
Put and call options	9,299	—	9,299	—

	$154,397	$—	$154,397	$—

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Notes to Consolidated Financial Statements – (Continued)

	Fair Value at December 31, 2011
	Total	Level 1	Level 2	Level 3
Assets:
Short-term investments	$20,254	$20,254	$—	$—
Marketable equity securities	19,844	19,844	—	—
Put and call options	3,040	—	3,040	—
Silver ounces receivable from Mandalay	814	—	814	—

	$43,952	$40,098	$3,854	$—

Liabilities:
Royalty obligation embedded derivative	$159,400	$—	$159,400	$—
Put and call options	20,892	—	20,892	—
Other derivative instruments, net	4,012	—	4,012	—

	$184,304	$—	$184,304	$—

The Company’s short-term investments are readily convertible to cash and, therefore, these investments are classified within Level 1 of the fair value hierarchy.

The Company’s marketable equity securities are recorded at fair market value in the financial statements based on quoted market prices, which are accessible at the measurement date for identical assets. Such instruments are classified within Level 1 of the fair value hierarchy. Please see Note 9 – Investments for additional details on marketable equity securities.

The Company’s derivative instruments related to the gold put and call options, silver ounces receivable from Mandalay, royalty obligation embedded derivative, and other derivative instruments, net, which relate to the concentrate sales contracts and foreign exchange contracts, are valued using pricing models which require inputs that are derived from observable market data, including contractual terms, forward market prices, yield curves and credit spreads. The model inputs can generally be verified and do not involve significant management judgment. Such instruments are classified within Level 2 of the fair value hierarchy.

The Company had no Level 3 financial assets and liabilities as of December 31, 2012 or December 31, 2011.

Financial assets and liabilities that are not measured at fair value at December 31, 2012 and December 31, 2011 are set forth in the following table (in thousands):

	Fair Value at December 31, 2012
	Total	Level 1	Level 2	Level 3
Liabilities:
3.25% Convertible Senior Notes	$48,220	$48,220	$—	$—
Palmarejo Gold Production Royalty Obligation	$90,617	$—	$90,617	$—

	Fair Value at December 31, 2011
	Total	Level 1	Level 2	Level 3
Liabilities:
3.25% Convertible Senior Notes	$49,205	$49,205	$—	$—
Palmarejo Gold Production Royalty Obligation	$111,257	$—	$111,257	$—

The fair value at December 31, 2012 and December 31, 2011 of the 3.25 % Convertible Senior Notes outstanding were determined by active market transactions. As such, the notes are classified as Level 1 in the fair value hierarchy.

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Notes to Consolidated Financial Statements – (Continued)

The fair value of the Palmarejo Gold Production Royalty Obligation is valued using a pricing model which requires inputs that are derived from observable market data, including contractual terms, yield curves, and credit spreads. The model inputs can generally be verified and do not involve significant management judgment. As such, the obligation is classified within Level 2 of the fair value hierarchy.

The fair value of the Company’s cash equivalents, receivables, restricted assets, accounts payable, accrued liabilities, and capital leases approximate book value due to the nature of these assets and liabilities and are classified as Level 1 in the fair value hierarchy, except for capital leases which are classified as Level 2.

The fair value of the Company’s non-current portion of the refundable value added tax is not practicable to estimate due to the uncertainty of the timing of the expected future cash flows to be received see note 10 – Receivables in the notes to the consolidated financial statements.

NOTE 7 – DISCONTINUED OPERATIONS

In August 2010, the Company sold its 100% interest in its subsidiary Compañía Minera Cerro Bayo Ltd. (“Minera Cerro Bayo”), which controlled the Cerro Bayo mine in southern Chile, to Mandalay Resources Corporation (“Mandalay”). Under the terms of the agreement, the Company received the following from Mandalay in exchange for all of the outstanding shares of Minera Cerro Bayo: (i) $6.0 million in cash; (ii) 17,857,143 common shares of Mandalay; (iii) 125,000 ounces of silver to be delivered in six equal quarterly installments commencing in the third quarter of 2011, which had an estimated fair value of $2.3 million; (iv) a 2.0% Net Smelter Royalty (NSR) on production from Minera Cerro Bayo in excess of a cumulative 50,000 ounces of gold and 5,000,000 ounces of silver, which had an estimated fair value of $5.4 million; and (v) existing value-added taxes collected from the Chilean government in excess of $3.5 million, which were valued at $3.5 million. As part of the transaction, Mandalay agreed to pay the next $6.0 million of reclamation costs associated with Minera Cerro Bayo’s nearby Furioso property. Any reclamation costs above that amount will be shared equally by Mandalay and the Company. As a result of the sale, the Company realized a loss in 2010 on the sale of approximately $2.1 million, net of income taxes.

The following table details selected financial information included in income (loss) from discontinued operations for the year ended December 31, 2010:

Year Ended December 31, 2010
Cerro Bayo Mine
Depreciation and depletion	(2,194)
Administrative and general	(18)
Care and maintenance and other	(2,351)
Other income and expense	(145)
Income tax expense	(1,321)

Income from discontinued operations, net of tax	(6,029)
Loss on sale of net assets of discontinued operations	(2,095)

$(8,124)

NOTE 8 – AQUISITION OF JOAQUIN MINERAL INTERESTS

On December 21, 2012, the Company completed its acquisition of the equity interests of Mirasol Argentina SRL in exchange for a total of approximately 1.3 million shares of Coeur common stock, a total cash payment of

Coeur d’Alene Mines Corporation and Subsidiaries

Notes to Consolidated Financial Statements – (Continued)

approximately $30.0 million and assumption of liabilities of $0.1 million. Mirasol Argentina SRL holds the Joaquin silver-gold project in the Santa Cruz province of Argentina. Coeur previously held a 51% interest in the project. The transaction was accounted for as a purchase of mineral interests since Joaquin is considered to be in the development stage.

The total consideration paid for the asset acquisition was as follows (in thousands):

Consideration:
Common shares issued (1,310,043 at $22.90)	$30,000
Cash	30,000
Transaction advisory fees and other acquisition costs	1,224

Total purchase price	61,224
Current liabilities	80
Deferred income taxes	32,540

Total liabilities assumed	32,620

Total consideration	$93,844

The following summarizes the estimated fair value of the assets acquired on December 21, 2012 (in thousands):

Fair value of assets acquired:
Cash	$42
Other current assets	353
Mineral interests (Note 13)	93,429
Other assets	20

Total assets acquired	$93,844

NOTE 9 – INVESTMENTS

The Company classifies the marketable securities in which it invests as available-for-sale securities. Such securities are measured at fair market value in the financial statements with unrealized gains or losses recorded in other comprehensive income (loss).

At the time securities are sold or otherwise disposed of, gains or losses are included in net income. The equity securities reflected in the table below consist of equity securities of silver and gold exploration and development companies that the Company purchased. The following table summarizes the Company’s available-for-sale securities on hand as of December 31, 2012 and December 31, 2011 (in thousands):

	Investments in marketable securities
	Cost	Gross Unrealized Losses	Gross Unrealized Gains	Estimated Fair Value
Marketable securities at December 31, 2012	$34,786	$(10,443)	$2,722	$27,065

Marketable securities at December 31, 2011	$24,819	$(4,975)	$—	$19,844

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Notes to Consolidated Financial Statements – (Continued)

The following table summarizes the gross unrealized losses on investment securities for which other-than-temporary impairments have not been recognized and the fair values of those securities, aggregated by the length of time the individual securities have been in a continuous unrealized loss position, at December 31, 2012 (in thousands):

	Less than twelve months		Twelve months or more		Total
	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value
Marketable equity securities	$(2,716)	$7,728	$(7,727)	$4,948	$(10,443)	$12,676

In the years December 31, 2012, and 2011, the Company recognized a net unrealized loss of $2.7 million and an unrealized loss of $5.0 million, respectively, in other comprehensive loss. The Company performs a quarterly assessment on each of its marketable securities with unrealized losses to determine if the security is other than temporarily impaired. The Company has the intent and ability to hold these investments to allow sufficient time for a recovery in fair value. The Company’s management team uses industry knowledge and expertise to evaluate each investment and has determined that unrealized losses on three investments it currently holds and has concluded that they are not other than temporary based on a review of the potential for each company. The Company determined that one of its available-for-sale investments was other than temporarily impaired at September 30, 2012 and recorded an impairment loss of $0.6 million during the third quarter of 2012. There were no impairment losses recorded during 2011. Gross realized gains and losses are based on cost, net of discount or premium of investments sold.

The Company’s impairment review includes the following factors:

•	evaluation of each investment to determine possible indications of impairment

•	analysis of each investment that is in an unrealized loss position, which includes the length of time that the investment has been in an unrealized loss position and the expected period of recovery

•	discussion of evidence of factors that would and would not support the classification of the unrealized loss as other-than-temporary

•	documentation of the analysis and results that support the treatment of the losses on the investments

The Company used the following criteria to determine whether a loss is temporary:

•	the length of time and the extent to which the fair value has been below cost

•	the severity of the impairment

•	the cause of the impairment and the financial condition of the issuer

•	market activity that may indicate adverse credit condition of the issuer

•	the Company’s intent and ability to hold the investment for a sufficient period of time to allow for the anticipated recovery in value

In addition, the Company had $1.0 million and $20.3 million of short-term investments at December 31, 2012 and December 31, 2011, respectively. These investments are primarily in certificates of deposit with various banks and all have maturity dates of less than one year.

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Notes to Consolidated Financial Statements – (Continued)

NOTE 10 – RECEIVABLES

Receivables consist of the following (in thousands):

	December 31, 2012	December 31, 2011
Receivables – current portion
Accounts receivable – trade	$8,701	$14,366
Refundable income tax	9,331	11,480
Refundable value added tax	40,020	52,968
Accounts receivable – other	4,386	4,683

	$62,438	$83,497

Receivables – non-current portion
Refundable value added tax	$48,767	$40,314

Trade receivables and other receivable balances are reported at outstanding principal amounts, net of an allowance for doubtful accounts. Management evaluates the collectability of receivable account balances to determine the allowance, if any. There were no allowances against receivable balances at December 31, 2012 or December 31, 2011.

Taxes paid to foreign governments that are refundable to the Company are classified as “Refundable value added tax” at the face value of the amount of the tax refund due. Refunds expected to be received in the next twelve months are classified as “current” and amounts that are expected to be received after twelve months are classified as “non-current”.

NOTE 11 – METAL AND OTHER INVENTORY

Metal and other inventory consist of the following (in thousands):

	December 31, 2012	December 31, 2011
Concentrate and doré inventory	$91,130	$73,590
Supplies	79,540	59,191

Metal and other inventory	$170,670	$132,781

NOTE 12 – PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment consist of the following (in thousands):

	December 31, 2012	December 31, 2011
Land	$2,010	$1,432
Buildings and improvements	581,286	520,137
Machinery and equipment	360,199	246,584
Capitalized leases for machinery, equipment, buildings, and land	35,129	76,244

	978,624	844,397
Accumulated depreciation and amortization	(313,067)	(235,528)

	665,557	608,869
Construction in progress	18,303	78,807

	$683,860	$687,676

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Notes to Consolidated Financial Statements – (Continued)

The Company’s capital expenditures by segment were as follows:

	Years Ended December 31,
	2012	2011	2010
Palmarejo	$38,456	$36,976	$54,226
San Bartolomé	25,672	17,731	6,159
Kensington	36,994	34,013	92,730
Rochester	11,794	27,217	2,349
Martha	1,193	3,426	100
Other	1,532	625	430

Net asset additions	$115,641	$119,988	$155,994

Minimum future lease payments under capital and operating leases with terms longer than one year at December 31, 2012 are as follows:

Year Ending December 31,	Capital Leases	Operating Leases
2013	$8,323	$5,065
2014	2,779	4,245
2015	376	3,848
2016	223	546
2017	107	9
2018 and thereafter	230	267

Total minimum payments due	12,038	$13,980
Less: Amount representing interest	(676)

Present value of net minimum lease payments (See Note 14)	11,362
Less: Current maturities	(7,902)

Non-current portion	$3,460

The Company has also entered into various operating lease agreements which expire over the next year. Total rent expense charged to net income for all operating lease agreements was $14.1 million, $14.2 million and $10.5 million for the years ended December 31, 2012, 2011 and 2010, respectively.

NOTE 13 – MINING PROPERTIES

Mining properties consist of the following (in thousands):

December 31, 2012	Palmarejo	San Bartolomé	Kensington	Rochester	Martha	Endeavor	Joaquin	Other	Total
Mining properties	$155,722	$70,322	$333,619	$114,973	$11,416	$—	$—	$—	$686,052
Accumulated depletion	(82,037)	(18,439)	(46,649)	(100,437)	(11,416)	—	—	—	(258,978)

	73,685	51,883	286,970	14,536	—	—	—	—	427,074
Mineral interests	1,658,389	26,642	—	—	—	44,033	93,429	—	1,822,493
Accumulated depletion	(235,795)	(7,338)	—	—	—	(14,625)	—	—	(257,758)

	1,422,594	19,304	—	—	—	29,408	93,429	—	1,564,735
Non-producing and development properties	—	—	—	—	—	—	—	142	142

Total mining properties	$1,496,279	$71,187	$286,970	$14,536	$—	$29,408	$93,429	$142	$1,991,951

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Notes to Consolidated Financial Statements – (Continued)

December 31, 2011	Palmarejo	San Bartolomé	Kensington	Rochester	Martha	Endeavor	Joaquin	Other	Total
Mining properties	$134,296	$68,684	$321,456	$112,826	$12,643	$—	$—	$—	$649,905
Accumulated depletion	(53,060)	(14,989)	(27,160)	(97,834)	(10,373)	—	—	—	(203,416)

	81,236	53,695	294,296	14,992	2,270	—	—	—	446,489
Mineral interests	1,658,389	26,642	—	—	—	44,033	—	—	1,729,064
Accumulated depletion	(158,627)	(6,007)	—	—	—	(10,034)	—	—	(174,668)

	1,499,762	20,635	—	—	—	33,999	—	—	1,554,396
Non-producing and development properties	—	—	—	—	—	—	—	142	142

Total mining properties	$1,580,998	$74,330	$294,296	$14,992	$2,270	$33,999	$—	$142	$2,001,027

Operational Mining Properties

Palmarejo Mine: Palmarejo is located in the State of Chihuahua in northern Mexico, and its principal silver and gold properties are collectively referred to as the “Palmarejo mine.” The Palmarejo mine commenced production in April 2009.

San Bartolomé Mine: The San Bartolomé mine is a silver mine located near the city of Potosi, Bolivia. The mineral rights for the San Bartolomé project are held through long-term joint venture/lease agreements with several local independent mining co-operatives and the Bolivian state owned mining organization, (“COMIBOL”). The Company commenced commercial production at San Bartolomé in June 2008.

Kensington Mine: The Kensington mine is an underground gold mine and consists of the Kensington and adjacent Jualin properties located on the east side of the Lynn Canal about 45 miles north-northwest of Juneau, Alaska. The Company commenced commercial production in July of 2010.

Rochester Mine: The Company has conducted operations at the Rochester mine, located in Western Nevada, since September 1986. The mine utilizes the heap-leaching process to extract both silver and gold from ore mined using open pit methods. Rochester’s primary product is silver with gold produced as a by-product.

Martha Mine: The Martha mine is an underground silver mine located in Argentina. Coeur acquired a 100% interest in the Martha mine in April 2002. Due to high operating costs and a short remaining expected mine life, the Company evaluated strategic and operational alternatives for the Martha mine and recorded an impairment charge of $5.8 million in the year ended December 31, 2012. The Martha mine ceased active mining operations in September 2012.

Mineral Interests

Endeavor Mine: In May 2005, CDE Australia Pty Ltd, (“CDE Australia”), a wholly-owned subsidiary of Coeur acquired the silver production and reserves, up to a maximum 17.7 million payable ounces, contained at the Endeavor mine in Australia, which is owned and operated by Cobar Operations Pty. Limited (“Cobar”), a wholly-owned subsidiary of CBH Resources Ltd. (“CBH”). In March 2006, CDE Australia entered into an amended agreement under which it owns all silver production and reserves up to a total of 20.0 million payable ounces.

CDE Australia began realizing reductions in revenues in the fourth quarter of 2008 as a result of a silver price sharing provision that was part of the purchase agreement. CDE Australia has received approximately

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Notes to Consolidated Financial Statements – (Continued)

4.2 million payable ounces to-date and the current ore reserve contains approximately 4.5 million payable ounces based on current metallurgical recovery and current smelter contract terms.

Non-Producing and Development Properties

Joaquin Project – Argentina: The Joaquin project is located in the Santa Cruz province of southern Argentina. The Company commenced exploration of this large property located north of the Company’s Martha silver mine in November 2007. Since that time, the Company has defined silver and gold mineralization in two deposits at Joaquin, La Negra and La Morocha, collectively referred to as the “Joaquin Project,” and has recently commenced work on detailed drilling and other technical, economic and environmental programs. Please see Note 8 – Acquisition of Joaquin Mineral Interests in the notes to the consolidated financial statements for more information.

NOTE 14 – DEBT, CAPITAL LEASES AND ROYALTY OBLIGATION

The current and non-current portions of long-term debt and capital lease obligations as of December 31, 2012 and December 31, 2011 are as follows (in thousands):

	December 31, 2012		December 31, 2011
	Current	Non-Current	Current	Non-Current
3.25% Convertible Senior Notes due March 2028	$48,081	$—	$—	$45,545
Kensington Term Facility	—	—	15,398	60,425
Capital lease obligations	7,902	3,460	17,119	9,891
Other	—	—	85	—

	$55,983	$3,460	$32,602	$115,861

3.25% Convertible Senior Notes

As of December 31, 2012, the outstanding balance of the 3.25% Convertible Senior Notes due 2028 was $48.7 million, or $48.1 million net of debt discount. The notes are classified as current liabilities as of December 31, 2012 as a result of the holders’ option to require the Company to repurchase the notes on March 15, 2013.

The fair value of the notes outstanding, as determined by market transactions at December 31, 2012 and December 31, 2011 was $48.2 million and $49.2 million, respectively. The carrying value of the equity component at December 31, 2012 and December 31, 2011 was $10.9 million.

For the years ended December 31, 2012 and 2011, interest expense recognized was $1.6 million and $1.6 million, respectively. For the years ended December 31, 2012 and 2011 accretion of the debt discount was $2.5 million and $2.3 million, respectively. The debt discount remaining at December 31, 2012 was $0.6 million, which will be amortized through March 15, 2013. The effective interest rate on the notes was 8.9%.

Revolving Credit Facility

On August 1, 2012, Coeur Alaska, Inc. and Coeur Rochester, Inc. (the “Borrowers”), each a wholly-owned subsidiary of the Company, entered into a new Credit Agreement (the “Credit Agreement”) by and among the Company, the Borrowers, the lenders party thereto and Wells Fargo Bank, N.A., as administrative agent. The

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Notes to Consolidated Financial Statements – (Continued)

Credit Agreement provides for a senior secured revolving credit facility (the “Revolving Credit Facility”) in an aggregate principal amount of up to $100.0 million, which principal amount may be increased, subject to receiving additional commitments therefor, by up to $50.0 million. The unused line fee for the year ended December 31, 2012 was $ 0.2 million and was charged to interest expense.

The term of the Revolving Credit Facility is four years. Amounts may be borrowed under the Revolving Credit Facility to finance working capital and general corporate purposes of the Company and its subsidiaries, including the payment of fees and expenses incurred in connection with the Revolving Credit Facility. The obligations under the Revolving Credit Facility are secured by substantially all of the assets of the Company and its domestic subsidiaries, including the land, mineral rights and infrastructure at the Kensington and Rochester mines, as well as a pledge of the shares of certain of the Company’s subsidiaries. In addition, in connection with the Revolving Credit Facility, Coeur Alaska, Inc. retained its existing hedge positions established under the Kensington Term Facility described below, with Wells Fargo Bank, N.A. as hedge provider.

Borrowings under the Revolving Credit Facility bear interest at a rate selected by the Borrowers equal to either LIBOR plus a margin of 2.25% – 3.25% or an alternate base rate plus a margin of 1.25% – 2.25%, with the margin determined by reference to the Company’s ratio of consolidated debt to adjusted EBITDA.

Voluntary prepayments of the loans and voluntary reductions of the unutilized portion of the commitments under the Revolving Credit Facility are permitted without prepayment premium or penalty, subject to payment of customary LIBOR breakage costs. Amounts so repaid may be re-borrowed subject to customary requirements.

The Revolving Credit Facility contains representations and warranties, events of default and affirmative and negative covenants that are usual and customary, including covenants that, among other things, restrict the ability of the Company and its subsidiaries to incur additional debt, incur or permit liens on assets, make investments and acquisitions, consolidate or merge with any other company, engage in asset sales and make dividends and distributions. The Revolving Credit Facility also contains financial covenants that require (i) the ratio of consolidated debt to adjusted EBITDA to be not greater than 3.25 to 1.00 (subject to a step-down to 3.00 to 1.00 after two years), (ii) the ratio of adjusted EBITDA to interest expense to be not less than 3.00 to 1.00 and (iii) the tangible net worth to be not less than 90% of the tangible net worth as of March 31, 2012 plus 25% of the net income for each fiscal quarter ending after March 31, 2012 to the date of measurement.

As of December 31, 2012, no amounts were outstanding under the Revolving Credit Facility.

Lines of Credit

At December 31, 2012, Empresa Minera Manquiri had two outstanding lines of credit supporting value added tax recoveries in Bolivia. The lines are held with Banco Bisa, $5.0 million bearing interest at 2.75% per annum, and Banco de Credito, $2.5 million bearing interest at 2.5% per annum. There were no balances outstanding on either line at December 31, 2012.

Kensington Term Facility

On August 16, 2012, Coeur Alaska prepaid all obligations and indebtedness outstanding under the Coeur Alaska, Inc. Term Facility Agreement, as amended and restated on December 20, 2010, with Credit Suisse AG (the “Kensington Term Facility”), which totaled approximately $68.6 million and resulted in a $1.0 million loss on the debt extinguishment in 2012. Upon payment in full, the Kensington Term Facility was terminated and all of the liens granted under the Kensington Term Facility were released.

As a condition to the Kensington Term Facility with Credit Suisse, the Company agreed to enter into a gold hedging program which protects a minimum of 243,750 ounces of gold production over the life of the term

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Notes to Consolidated Financial Statements – (Continued)

facility against the risk associated with fluctuations in the market price of gold. This program consists of a series of zero cost collars which consist of a floor price and a ceiling price of gold. Coeur Alaska has transferred these hedge positions to Wells Fargo Bank, N.A., as hedge provider. Call options protecting 97,000 ounces of gold were outstanding at December 31, 2012. The weighted average strike price of the call options was $1,967.89. Put options protecting 122,000 ounces of gold were outstanding at December 31, 2012. The weighted average strike price of the put options was $967.86. Call options protecting 136,000 ounces of gold were outstanding at December 31, 2011. The weighted average strike price of the call options was $1,919.83. Put options protecting 190,000 ounces of gold were outstanding at December 31, 2011. The weighted average strike price of the put options was $951.93.

Capital Lease Obligations

As of December 31, 2012 and December 31, 2011, the Company had outstanding balances on capital leases of $11.4 million and $27.0 million, respectively.

Palmarejo Gold Production Royalty Obligation

On January 21, 2009, Coeur Mexicana entered into a gold production royalty transaction with Franco-Nevada Corporation under which Franco-Nevada purchased a royalty covering 50% of the life of mine gold to be produced from its Palmarejo silver and gold mine in Mexico. Coeur Mexicana received $75.0 million in cash plus a warrant to acquire Franco-Nevada Common Shares (the “Franco-Nevada warrant”), which was valued at $3.0 million at closing of the Franco-Nevada transaction. In September, 2010, the warrant was exercised and the related shares were sold for $10.0 million.

The royalty agreement provides for a minimum obligation to be paid monthly on a total of 400,000 ounces of gold, or 4,167 ounces per month over an initial eight year period. Each monthly payment is an amount equal to the greater of 4,167 ounces of gold or 50% of actual gold production multiplied by the excess of the monthly average market price of gold above $400 per ounce (which $400 floor is subject to a 1% annual inflation compounding adjustment beginning on January 21, 2013). As of December 31, 2012, payments had been made on a total of 202,648 ounces of gold with further payments to be made on an additional 197,352 ounces of gold. After payments have been made on a total of 400,000 ounces of gold, the royalty obligation is payable in the amount of 50% of actual gold production per month multiplied by the excess of the monthly average market price of gold above $400 per ounce, adjusted as described above. Payments under the royalty agreement are to be made in cash or gold bullion. During the years ended December 31, 2012 and 2011, the Company paid $74.7 million and 73.2 million, respectively, in royalty payments to Franco-Nevada Corporation. Payments made during the minimum obligation period will result in a reduction to the remaining minimum obligation. Payments made beyond the minimum obligation period will be recognized as other cash operating expenses and result in an increase to Coeur Mexicana’s reported cash cost per ounce.

The Company used an implicit interest rate of 30.0% to discount the original obligation, based on the fair value of the consideration received projected over the expected future cash flows at inception of the obligation. The discounted obligation is accreted to its expected future value over the expected minimum payment period based on the implicit interest rate. The Company recognized accretion expense on the Palmarejo gold production royalty obligation for the years ended December 31, 2012, 2011, and 2010 of $19.1 million, $22.2 million, and $20.5 million, respectively. As of December 31, 2012 and December 31, 2011, the remaining minimum obligation under the royalty agreement was $61.9 million and $72.1 million, respectively.

The price volatility associated with the minimum royalty obligation is considered an embedded derivative under U.S. GAAP. Fluctuations in the market price of gold since inception of the agreement have resulted in the

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Notes to Consolidated Financial Statements – (Continued)

recognition of additional fair value adjustments and resulted in higher payments to date. Please see Note 19 – Derivative Financial Instruments, Palmarejo Gold Production Royalty, for further discussion of the embedded derivative feature of the royalty agreement.

Interest Expense

The Company expenses interest incurred on its various debt instruments as a cost of operating its properties. For the years ended December 31, 2012, 2011, and 2010 the Company expensed interest of $26.2 million, $34.8 million, and $30.9 million, respectively.

	Years Ended December 31,
	2012	2011	2010
	(in thousands)
3.25% Convertible Senior Notes due March 2028	$1,581	$1,581	$2,394
1.25% Convertible Senior Notes due January 2024 (terminated in 2011)	—	1	28
Senior Term Notes (terminated in 2011)	—	1,381	5,074
Kensington Term Facility (terminated in 2012)	2,339	4,383	2,017
Gold Lease Facility (terminated in 2011)	—	—	677
Capital lease obligations	997	1,620	2,122
Other debt obligations	1,094	1,379	1,423
Accretion of Franco Nevada royalty obligation	19,139	22,230	20,502
Amortization of debt issuance costs	1,146	2,050	4,047
Accretion of debt discount	2,536	2,324	2,543
Capitalized interest	(2,663)	(2,175)	(9,885)

Total interest expense, net of capitalized interest	$26,169	$34,774	$30,942

Capitalized Interest

The Company capitalizes interest incurred on its various debt instruments as a cost of properties under development. For the years ended December 31, 2012, 2011, and 2010 the Company capitalized interest of $2.7 million, $2.2 million, and $9.9 million, respectively.

Minimum Debt Repayments

The following is the Company’s scheduled minimum debt repayments at December 31, 2012:

December 31,	Minimum Debt Repayments (1)
2013	$117,856
2014	64,278
2015	64,888
2016	56,602
2017	—
Thereafter	—

Minimum Debt Repayments	303,624
Debt discount	(48,560)
Present value of net scheduled capital lease payments (See Note 14)	11,362

$266,426

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Notes to Consolidated Financial Statements – (Continued)

(1)	Includes minimum gold production royalty obligation payments due to Franco-Nevada Corporation for royalty covering 50% of the life of mine gold to be produced from the Palmarejo silver and gold mine in Mexico.

NOTE 15 – RECLAMATION AND MINE CLOSURE

Reclamation and mine closure costs are based principally on legal and regulatory requirements. Management estimates costs associated with reclamation of mining properties as well as remediation costs for inactive properties. The Company uses assumptions about future costs, mineral prices, mineral processing recovery rates, production levels, capital costs and reclamation costs. Such assumptions are based on the Company’s current mining plan and the best available information for making such estimates. The sum of the expected costs by year is discounted, using the Company’s credit adjusted risk free interest rate. On an ongoing basis, management evaluates its estimates and assumptions; however, actual amounts could differ from those based on such estimates and assumptions.

The asset retirement obligation is measured using the following factors: 1) Expected labor costs, 2) Allocated overhead and equipment charges, 3) Contractor markup, 4) Inflation adjustment, and 5) Market risk premium. The sum of the expected costs by year is discounted, using the Company’s credit adjusted risk-free interest rate from the time it expects to pay the retirement obligation to the time it incurs the obligation.

Upon initial recognition of a liability for an asset retirement obligation, the Company capitalizes the asset retirement cost as an increase in the carrying amount of the related long-lived asset. The Company depletes this amount using the units-of-production method. The Company is not required to re-measure the obligation at fair value each period, but the Company is required to evaluate the cash flow estimates at the end of each reporting period to determine whether the estimates continue to be appropriate. Upward revisions in the amount of undiscounted cash flows are discounted using a current credit-adjusted risk-free rate. Downward revisions are discounted using the credit-adjusted risk-free rate that existed when the original liability was recorded, or, if not readily determinable, at the weighted average discount rate used to record the liability.

Changes to the Company’s asset retirement obligations are as follows (in thousands):

	Years ended December 31,
	2012	2011
Asset retirement obligation – Beginning	$32,714	$27,302
Accretion	2,911	2,648
Addition and changes in estimates	(1,073)	2,822
Settlements	(95)	(58)

Asset retirement obligation – December 31	$34,457	$32,714

In addition, the Company has accrued $0.9 million and $1.8 million as of December 31, 2012 and December 31, 2011, respectively, for reclamation liabilities related to former mining activities. These amounts are also included in reclamation and mine closure liabilities.

NOTE 16 – INCOME TAXES

The components of income (loss) from continuing operations before income taxes were as follows:

	Years Ended December 31,
	2012	2011	2010
United States	$(5,638)	$(38,781)	$(37,710)
Foreign	122,927	246,617	(54,955)

Total	$117,289	$207,836	$(92,665)

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Notes to Consolidated Financial Statements – (Continued)

For the years ended December 31, 2012, 2011, and 2010 the Company reported an income tax (provision) benefit of $(68.6) million, $(114.3) million, and an income tax benefit of $9.5 million, respectively.

The following table summarizes the components of the Company’s income tax provision from continuing operations for the three years ended December 31, 2012, 2011, and 2010 (in thousands):

The components of the consolidated income tax benefit (expense) from continuing operations were as follows:

	Years Ended December 31,
	2012	2011	2010
Current:
United States – Alternative minimum tax	$(257)	$2,015	$(482)
United States – Foreign withholding tax	(736)	(842)	(1,009)
Argentina	976	(1,219)	(7,094)
Australia	(1,760)	(1,755)	(251)
Mexico	(7,814)	(1,084)	(316)
Bolivia	(43,546)	(59,660)	(20,268)
Deferred:
Australia	(223)	(661)	(541)
Bolivia	(1,087)	(207)	(1,388)
Mexico	(10,579)	(28,022)	24,371
United States	(3,586)	(22,902)	16,459

Income tax benefit (expense)	$(68,612)	$(114,337)	$9,481

A reconciliation of the Company’s effective tax rate with the federal statutory tax rate for the periods indicated is as follows:

	Years Ended December 31
	2012	2011	2010
Tax benefit (expense) from continuing operations	$(41,051)	$(72,743)	$32,433
State tax provision from continuing operations	(956)	(10,600)	4,726
Percentage depletion and related deductions	7,461	—	3,093
Change in valuation allowance	(12,651)	(6,032)	2,734
Non-deductible imputed interest	(525)	(808)	(1,718)
Uncertain tax positions	(9,849)	(1,279)	(299)
U.S. and foreign non-deductible expenses	(4,206)	(10,648)	(9,052)
Foreign exchange rates	(10,416)	(4,440)	(7,066)
Foreign inflation and indexing	712	(3,829)	(3,352)
Foreign tax rate differences	3,967	22,795	(9,861)
Foreign withholding and other foreign taxes	(5,861)	(23,246)	(2,986)
Foreign tax credits and other, net	4,763	(3,507)	829

	$(68,612)	$(114,337)	$9,481

Coeur d’Alene Mines Corporation and Subsidiaries

Notes to Consolidated Financial Statements – (Continued)

As of December 31, 2012 and 2011, the significant components of the Company’s deferred tax assets and liabilities were as follows:

	Years Ended December 31
	2012	2011
Deferred tax liabilities:
Mineral properties	$461,742	$453,818
Foreign subsidiaries – unremitted earnings	247,000	235,116
Property, plant and equipment, net	60,266	68,013

	$769,008	$756,947

Deferred tax assets:
Net operating loss carryforwards	99,323	128,073
Foreign subsidiaries – future tax credits	145,395	133,160
Royalty and other long-term debt	42,221	48,254
Capital loss carryforwards	35,315	35,562
Asset retirement obligation	8,623	9,638
Unrealized foreign currency loss and other	1,590	3,974
Accrued expenses	20,692	23,247
Tax credit carryforwards	22,811	11,987
Inventory	1,418	6,069

	377,388	399,964
Valuation allowance	(182,576)	(168,511)

	194,812	231,453

Net deferred tax liabilities	$(574,196)	$(525,494)

The Company has evaluated the amount of taxable income and periods over which it must be earned to allow for realization of the deferred tax assets. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this decision. Based upon this analysis, the Company has recorded valuation allowances as follows:

	Years Ended December 31
	2012	2011
U.S.	$132,790	$123,539
Argentina	18,442	10,739
Canada	2,227	5,390
New Zealand	27,125	27,026
Other	1,992	1,817

	$182,576	$168,511

The Company continues to monitor the valuation allowance quarterly, and will make the appropriate adjustments as necessary should circumstances change.

U.S. GAAP provides the criteria that an individual tax position must satisfy for some or all of the benefits of that position to be recognized in a Company’s financial statements. U.S. GAAP prescribes a recognition threshold of more likely than not for all tax positions taken or expected to be taken on a return.

Coeur d’Alene Mines Corporation and Subsidiaries

Notes to Consolidated Financial Statements – (Continued)

A reconciliation of the beginning and ending amount related to unrecognized tax benefits is as follows (in thousands):

Unrecognized tax benefits at January 1, 2011	$1,076
Gross increase to current period tax positions	904
Gross decrease to prior period tax positions	—

Unrecognized tax benefits at December 31, 2011	$1,980

Gross increase to current period tax positions	9,227
Gross decrease to prior period tax positions	(696)

Unrecognized tax benefits at December 31, 2012	$10,511

During 2012, an audit of San Bartolome’s 2009 Bolivian income tax return resulted in the recognition of an additional $1.4 million of income tax expense, including interest and penalties. Multiple tax positions were challenged during the audit and the Company has assessed these positions as they relate to the remaining open tax periods of Bolivia. As such, the Company has recognized an additional $11.8 million of tax expense, including interest and penalties, related to these unrecognized tax benefits.

The Company has decided to classify interest and penalties associated with these uncertain tax positions as a component of income tax expense and has recognized additional interest and penalties of $2.5 million, $0.4 million, and $0.04 million during 2012, 2011, and 2010, respectively.

The Company files income tax returns in various U.S. federal and state jurisdictions, in all identified foreign jurisdictions and various others. To the extent there are loss carryovers in any such jurisdictions, the statute of limitations generally remains open.

The Company has previously determined the earnings from certain foreign subsidiaries were not indefinitely reinvested. Accordingly, the Company has recognized deferred taxes and withholding taxes related to those jurisdictions. In 2012, the Company retained its position established in 2008 when it was determined that it was reasonable, appropriate and prudent that a portion of the anticipated future cash flows from Mexico would be indefinitely reinvested to fund ongoing capital improvements and additional exploration activities within and around the Palmarejo operating site. Accordingly, U.S. and non-U.S. income and withholding taxes for which deferred taxes might otherwise be required, have not been provided on a cumulative amount of temporary differences (including, for this purpose, any difference between the tax basis in the stock of a consolidated subsidiary and the amount of the subsidiary’s net equity determined for financial reporting purposes) related to investments in foreign subsidiaries of approximately $170.0 million for the years ended December 31, 2012 and 2011. The additional U.S. and non-U.S. income and withholding tax that would arise on the reversal of the temporary differences could be offset in part by tax credits. Because the determination of the amount of available tax credits and the limitations imposed on the annual utilization of such credits are subject to a highly complex series of calculations and expense allocations, it is impractical to estimate the amount of net income and withholding tax that might be payable if a reversal of temporary differences occurred.

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Notes to Consolidated Financial Statements – (Continued)

During 2007, the Company incurred an ownership change which generally limits the availability of existing tax attributes, including net operating loss carryforwards to reduce future taxable income. The Company has the following tax attribute carryforwards as of December 31, 2012, by jurisdiction:

	U.S.	Argentina	Canada	Mexico	New Zealand	Other	Total
Regular net operating losses	133,640	18,598	4,243	31,305	96,875	6,640	291,301
Alternative minimum tax net operating losses	7,409	—	—	—	—	—	7,409
Capital losses	89,632	—	3,755	—	—	—	93,387
Alternative minimum tax credits	3,131	—	—	—	—	—	3,131
Foreign tax credits	19,680	—	—	—	—	—	19,680

The U.S. net operating losses expire from 2017 through 2031 and the Canada net operating losses expire from 2028 through 2030. The Mexico net operating losses expire from 2018 to 2019, while the remaining net operating losses from the foreign jurisdictions have an indefinite carryforward period. The U.S. capital losses expire in 2015 while the Canada capital losses generally have an indefinite carryforward period. Alternative minimum tax credits do not expire and foreign tax credits expire if unused by 2019.

NOTE 17 – SHARE-BASED COMPENSATION PLANS

The Company has an annual incentive plan and a long-term incentive plan. The Company’s shareholders approved the Amended and Restated 2003 Long-Term Incentive Plan of Coeur d’Alene Mines Corporation at the 2010 annual shareholders meeting. The compensation expense recognized in the Company’s consolidated financial statements for the years ended December 31, 2012, 2011, and 2010 under these plans was $12.1 million, $11.9 million, and $10.6 million, respectively.

Stock options and Stock Appreciation Rights (SARs) granted under the Company’s incentive plans vest over three years and are exercisable over a period not to exceed ten years from the grant date. The exercise price of the stock options and SARs is equal to the greater of the par value of the shares or the fair market value of the shares on the date of the grant. The value of each stock option award and SAR is estimated on the date of grant using the Black-Scholes option pricing model. Stock options are accounted for as equity-based awards and SARs are accounted for as liability-based awards. The value of the SARs is remeasured at each reporting date. SARs, when vested, provide the participant the right to receive cash equal to the excess of the market price of the shares over the exercise price when exercised. Cash used to settle stock options and SARs for the years ended December 31, 2012, 2011 and 2010 was $0.4 million, $1.9 million and $0.1 million, respectively.

Restricted stock and restricted stock units granted under the Company’s incentive plans are accounted for based on the market value of the underlying shares on the date of grant and vest in equal installments annually over three years. Restricted stock awards are accounted for as equity-based awards and restricted stock unit awards are accounted for as liability-based awards. Restricted stock units are remeasured at each reporting date. Restricted stock units are settled in cash based on the number of vested restricted stock units multiplied by the current market price of the common shares when vested. Holders of the restricted stock are entitled to vote the shares and to receive any dividends declared on the shares. Cash used to settle restricted stock units for the years ended December 31, 2012, 2011, and 2010 was $0.9 million, $2.2 million, and $0.3 million, respectively.

Performance shares and performance units granted under the Company’s incentive plans are accounted for at fair value. Performance share awards are accounted for as equity-based awards and performance units are accounted for as liability-based awards. Performance shares and performance units are valued using a Monte Carlo simulation valuation model on the date of grant. The value of the performance units is remeasured each reporting date. Vesting is contingent on meeting certain market conditions based on relative total shareholder

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Notes to Consolidated Financial Statements – (Continued)

return. The performance shares and units vest at the end of the three-year service period if the market conditions are met and the employee remains an employee of the Company. The existence of a market condition requires recognition of compensation cost for the performance share awards over the requisite period regardless of whether the market condition is ever satisfied. Performance units are cash-based awards and are settled in cash based on the current market price of the common shares when vested. Cash used to settle performance units for the years ended December 31, 2012, 2011, and 2010 was $2.1 million, $1.4 million, and nil respectively.

The compensation expense recognized in the Company’s consolidated financial statements for the year ended December 31, 2012, 2011 and 2010 for stock based compensation awards was $7.5 million, $8.1 million and $7.2 million, respectively. The SAR’s, restricted stock units and performance units are liability-based awards and are required to be remeasured at the end of each reporting period with corresponding adjustments to previously recognized and future stock-based compensation expense. As of December 31, 2012, there was $4.9 million of total unrecognized compensation cost (net of estimated forfeitures) related to unvested stock options, SARs, restricted stock, restricted stock units, performance shares and performance units which is expected to be recognized over a weighted-average remaining vesting period of 1.6 years.

The following table sets forth the weighted average fair value of stock options on the date of grant and the weighted average fair value of the SARs at December 31, 2012. The assumptions used to estimate the fair value of the stock options and SARs using the Black-Scholes option valuation model are as follows:

	Date of Grant		As of December 31, 2012
	Stock Options 2012	Stock Options 2011	SARs 2010
Weighted average fair value of stock options granted and SARs outstanding	$15.77	$17.85	$13.73
Expected volatility	70.56%	72.56%	51.57%
Expected life	5.5 years	6 years	2.7 years
Risk-free interest rate	0.89%	2.30%	0.34%
Expected dividend yield	—	—	—

The expected volatility is determined using historical volatilities based on historical stock prices. The Company estimated the expected life of the options and SARs granted using the midpoint between the vesting date and the original contractual term. The risk free rate was determined using the yield available on U.S. Treasury zero-coupon issues with a remaining term equal to the expected life of the option or SAR. The Company has not paid dividends on its common stock since 1996.

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Notes to Consolidated Financial Statements – (Continued)

The following table summarizes stock option and SARs activity for the years ended December 31, 2012, 2011 and 2010:

	Stock Options		SARs
	Shares	Weighted Average Exercise	Shares	Weighted Average Exercise
Stock options outstanding at December 31, 2009	392,678	$23.48	112,471	$10.00
Granted	4,089	15.30	151,287	15.40
Exercised	(29,104)	9.81	(16,639)	10.00
Canceled/Forfeited	(36,823)	23.31	(16,556)	11.17

Stock options outstanding at December 31, 2010	330,840	24.60	230,563	13.46
Granted	139,916	27.39	—	—
Exercised	(129,785)	11.41	(119,801)	13.10
Canceled/forfeited	(19,364)	40.16	(3,123)	14.46

Stock options outstanding at December 31, 2011	321,607	30.20	107,639	13.83
Granted	151,102	26.97	—	—
Exercised	(40,173)	11.84	(34,385)	12.73
Canceled/forfeited/expired	(62,536)	29.22	(4,389)	15.40

Stock options outstanding at December 31, 2012	370,000	$31.04	68,865	$14.27

Options to purchase 218,369 shares were exercisable at December 31, 2012 at a weighted average exercise price of $34.00.

	Options Outstanding			Options Exercisable
Range of Exercise Price	Number Outstanding	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (Years)	Number Exercisable	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (Years)
$0.00-$10.00	27,853	$10.00	6.09	27,853	$10.00	6.09
$10.00-$20.00	15,892	$18.06	8.89	2,726	$15.30	7.59
$20.00-$30.00	227,154	$27.28	6.60	90,397	$27.00	3.31
$30.00-$40.00	49,673	$39.12	2.39	47,965	$39.28	2.18
$40.00-$50.00	20,464	$48.50	2.91	20,464	$48.50	2.91
$50.00-$60.00	12,937	$51.40	2.23	12,937	$51.40	2.23
$60.00-$70.00	3,219	$66.60	1.02	3,219	$66.60	1.02
$70.00-$80.00	12,808	$70.90	1.14	12,808	$70.90	1.14

As of December 31, 2012, there was $0.8 million of unrecognized compensation cost related to non-vested stock options and SARs to be recognized over a weighted average period of 1.4 years.

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Notes to Consolidated Financial Statements – (Continued)

The following table summarizes restricted stock and restricted stock units activity for the years ended December 31, 2012, 2011 and 2010:

	Restricted Stock		Restricted Stock Units
	Number of Shares	Weighted Average Grant Date Fair Value	Number of Units	Weighted Average Fair Value
Outstanding at December 31, 2009	134,389	$15.95	67,485	$18.06
Granted	2,363	15.30	91,378	15.40
Vested	(57,926)	21.90	(22,500)	15.24
Cancelled/Forfeited	(14,203)	12.43	(9,947)	15.76

Outstanding at December 31, 2010	64,623	11.37	126,416	27.32
Granted	205,463	27.37	—	—
Vested	(85,323)	19.36	(79,014)	27.87
Cancelled/Forfeited	(11,254)	26.89	(1,884)	25.03

Outstanding at December 31, 2011	173,509	25.38	45,518	24.14
Granted	230,096	26.40	—	—
Vested	(95,336)	23.15	(31,456)	25.92
Cancelled/Forfeited	(68,571)	27.43	(2,651)	24.60

Outstanding at December 31, 2012	239,698	$26.65	11,411	$24.60

As of December 31, 2012, there was $2.1 million of total unrecognized compensation cost related to restricted stock and restricted stock unit awards to be recognized over a weighted-average period of 1.4 years.

The following table summarizes performance shares and performance units’ activity for the years-ended December 31, 2012, 2011, and 2010:

	Performance Shares		Performance Units
	Number of Shares	Weighted Average Grant Date Fair Value	Number of Units	Weighted Average Fair Value
Outstanding at December 31, 2009	136,298	$16.59	67,485	$27.53
Granted	2,363	18.65	91,378	19.94
Vested	—	—	—	—
Cancelled/Forfeited	(37,833)	17.53	(13,840)	20.12

Outstanding at December 31, 2010	100,828	16.29	145,023	35.41
Granted	81,489	42.72	—	—
Vested	(56,830)	23.24	(57,948)	24.68
Cancelled/Forfeited	(19,558)	48.62	(2,536)	25.03

Outstanding at December 31, 2011	105,929	26.92	84,539	39.78
Granted	145,508	25.78	32,498	—
Vested	(111,703)	7.96	(74,845)	31.17
Cancelled/Forfeited	(30,575)	42.11	(7,953)	49.20

Outstanding at December 31, 2012	109,159	$40.55	34,239	$49.20

As of December 31, 2012, there was $2.0 million of total unrecognized compensation cost related to performance shares and performance units to be recognized over a weighted average period of 1.8 years.

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Notes to Consolidated Financial Statements – (Continued)

NOTE 18 – DEFINED CONTRIBUTION AND 401(k) PLANS

Defined Contribution Plan

The Company provides a noncontributory defined contribution retirement plan for all eligible U.S. employees. Total contributions were $2.1 million, $1.5 million and $1.0 million for the years ended December 31, 2012, 2011, and 2010 respectively.

401(k) Plan

The Company maintains a retirement savings plan (which qualifies under Section 401(k) of the U.S. Internal Revenue Code) covering all eligible U.S. employees. Under the plan, employees may elect to contribute up to 100% of their cash compensation, subject to ERISA limitations. The Company adopted a Safe Harbor Tiered Match and is required to make matching contributions equal to 100% of the employee’s contribution up to 3% of the employee’s compensation plus matching contributions equal to 50% of the employee’s contribution up to an additional 2% of the employee’s compensation. Total plan expenses recognized for the years ended December 31, 2012, 2011, and 2010 were $2.0 million, $1.4 million, and $0.9 million, respectively.

NOTE 19 – DERIVATIVE FINANCIAL INSTRUMENTS

Palmarejo Gold Production Royalty

On January 21, 2009, the Company entered into a gold production royalty transaction with Franco-Nevada Corporation. The royalty covers 50% of the life of mine production from the Palmarejo mine and adjacent properties. The royalty transaction included a minimum obligation of 4,167 ounces per month that ends when payments have been made on a total of 400,000 ounces of gold. As of December 31, 2012, a total of 197,352 ounces of gold remain outstanding under the minimum royalty obligation.

The price volatility associated with the minimum royalty obligation is considered an embedded derivative financial instrument under U.S. GAAP. As such, the Company is required to recognize the change in fair value of the remaining minimum obligation due to the changing gold prices. Unrealized gains are recognized in periods when the gold price has decreased from the previous period and unrealized losses are recognized in periods when the gold price increases. The fair value of the embedded derivative is reflected net of the Company’s current credit adjusted risk free rate, which was 4.2% and 5.7% at December 31, 2012 and December 31, 2011, respectively. The fair value of the embedded derivative at December 31, 2012 and December 31, 2011, based on forward gold prices averaging approximately $1,694 and $1,599 per ounce, respectively, was a liability of $145.1 million and $159.4 million, respectively. During the years ended December 31, 2012, 2011, and 2010 the mark-to-market adjustments for this embedded derivative amounted to a gain of $14.3 million, a gain of $2.6 million, and a loss of $84.0 million, respectively.

Payments on the royalty obligation occur monthly resulting in a decrease to the carrying amount of the minimum obligation and the derivative liability and the recognition of realized gains or losses as a result of changing prices for gold. Each monthly payment is an amount equal to the greater of the minimum of 4,167 ounces of gold or 50% of the actual gold production per month multiplied by the excess of the monthly average market price of gold above $400 per ounce (which $400 floor is subject to a 1% annual inflation compounding adjustment beginning on January 21, 2013). For the years ended December 31, 2012, 2011, and 2010 realized losses on settlement of the liabilities were $45.4 million, $42.8 million, and $18.2 million, respectively. The mark-to-market adjustments and realized losses are included in fair value adjustments, net in the consolidated statement of operations.

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Notes to Consolidated Financial Statements – (Continued)

Forward Foreign Exchange Contracts

The Company periodically enters into forward foreign currency contracts to reduce the foreign exchange risk associated with forecasted Mexican peso (“MXN”) operating costs at its Palmarejo mine. At December 31, 2012, the Company had MXN foreign exchange contracts of $26.1 million in U.S. dollars. These contracts require the Company to exchange U.S. dollars for MXN at a weighted average exchange rate of 13.11 MXN to each U.S. dollar and the Company had an asset with a fair value of $0.1 million at December 31, 2012. At December 31, 2011, the Company had MXP foreign exchange contracts of $ 25.5 million in U.S. dollars. These contracts required the Company to exchange U.S. dollars for MXN at a weighted average exchange rate of 12.40 MXN to each U.S. dollar and the Company had a liability with a fair value of $3.2 million at December 31, 2011. The Company recorded mark-to-market gains on these contracts of $3.3 million for the years ended December 31, 2012. The Company recorded mark-to-market losses of $3.2 million and $1.3 million for the years ended December 31, 2011 and 2010, respectively. These mark-to-market adjustments are reflected in fair value adjustments, net. The Company recorded a realized loss of $1.6 million, and realized gains of $0.4 million and $1.6 million in production costs applicable to sales during the years ended December 31, 2012, 2011, and 2010, respectively.

Gold Lease Facility

On December 12, 2008, the Company entered into a gold lease facility with Mitsubishi International Corporation (“MIC”). This facility permitted the Company to lease amounts of gold from MIC and obligated the Company to deliver the same amounts back to MIC and to pay specified lease fees to MIC equivalent to interest at market rates on the value of the gold leased. Pursuant to a Second Amended and Restated Collateral Agreement, the Company’s obligations under the facility were secured by certain collateral. The collateral agreement specified the maximum amount of gold the Company was permitted to lease from MIC, as well as the amount and type of collateral. This gold lease facility was terminated in 2011.

The Company recorded realized losses of $2.3 million and $10.1 million for the years ended December 31, 2011, and 2010, respectively. The mark-to-market adjustments and realized losses are included in fair value adjustments, net.

Concentrate Sales Contracts

The Company enters into concentrate sales contracts with third-party smelters. The contracts, in general, provide for a provisional payment based upon provisional assays and quoted metal prices. The provisionally priced sales contain an embedded derivative that is required to be separated from the host contract for accounting purposes. The host contract is the receivable from the sale of concentrates at the forward price at the time of sale. The embedded derivative, which is the final settlement price based on a future price, does not qualify for hedge accounting. These embedded derivatives are recorded as derivative assets (in Prepaid expenses and other) or derivative liabilities (in Accrued liabilities and other) on the balance sheet and are adjusted to fair value through earnings each period until the date of final settlement. At December 31, 2012, the Company had outstanding provisionally priced sales of $33.2 million, consisting of 0.4 million ounces of silver and 11,957 ounces of gold, which had a fair value of $34.1 million including the embedded derivative. At December 31, 2011, the Company had outstanding provisionally priced sales of $22.5 million consisting of 0.2 million ounces of silver and 9,701 ounces of gold, which had a fair value of approximately $21.7 million including the embedded derivative.

Commodity Derivatives

As of December 31, 2012, the Company had outstanding call options requiring it to deliver 97,000 ounces of gold at a weighted average strike price of $1,967.89 per ounce if the market price of gold exceeds the strike

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Notes to Consolidated Financial Statements – (Continued)

price. At December 31, 2012, the Company had outstanding put options allowing it to sell 122,000 ounces of gold at a weighted average strike price of $967.86 per ounce if the market price of gold were to fall below the strike price. The contracts will expire over the next three years. At December 31, 2011, the Company had written outstanding call options requiring it to deliver 136,000 ounces of gold at a weighted average strike price of $1,919.83 per ounce if the market price of gold exceeds the strike price. At December 31, 2011, the Company had outstanding put options allowing it to sell 190,000 ounces of gold at a weighted average strike price of $951.93 per ounce if the market price of gold were to fall below the strike price. As of December 31, 2012 and December 31, 2011, the fair market value of these contracts was a net liability of $9.3 million and $ 17.9 million, respectively. During the year ended December 31, 2012, 68,000 ounces of gold put options expired at a weighted average strike price of $923.34 per ounce, resulting in a realized loss of $2.9 million. During the year ended December 31, 2012, 14,000 ounces of gold call options at a weighted average strike price of $ 2,000.00 expired. During the year ended December 31, 2012, the Company settled 25,000 ounces of gold call options resulting in a realized loss of $1.6 million.

During the year ended December 31, 2012, 2011, and 2010, the Company recorded unrealized gains of $8.6 million, unrealized losses of $3.1 million, and unrealized losses of $13.8 million, respectively, related to the outstanding options which was included in fair value adjustments, net.

During the year ended December 31, 2011, the Company settled an outstanding forward gold contract of 10,000 ounces at a fixed price of $1,380 per ounce, which resulted in a realized gain of $0.5 million.

During the year ended December 31, 2010, outstanding put options allowing the Company to deliver 5.4 million ounces of silver at an average strike price of $9.21 per ounce expired. The Company recorded realized losses of $2.1 million for the year ended December 31, 2010, which are included in Fair value adjustments, net.

In connection with the sale of the Cerro Bayo mine to Mandalay Resources Corporation, the Company received the right to 125,000 ounces of silver to be delivered in six equal quarterly installments commencing in the third quarter of 2011. The Company recognized mark-to-market losses of $0.6 million for the year ended December 31, 2012. The Company recognized mark-to-market gains of $0.8 million associated with this silver in the year ended December 31, 2011. The silver ounces receivable from Mandalay Resources Corporation had a fair value of $2.3 million at December 31, 2011. This obligation was fully settled at December 31, 2012.

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Notes to Consolidated Financial Statements – (Continued)

As of December 31, 2012, the Company had the following derivative instruments that settle in each of the years indicated in the table (in thousands except average prices, ounces and notional data):

	2013	2014	2015	Thereafter
Palmarejo gold production royalty	$27,205	$24,895	$24,691	$21,140
Average gold price in excess of minimum contractual deduction	502	498	494	490
Notional ounces	54,171	50,004	50,004	43,173
Mexican peso forward purchase contracts	$26,100	$—	$—	$—
Average rate (MXP/$)	$13.11	$—	$—	$—
Mexican peso notional amount	342,235	—	—	—
Silver concentrate sales agreements	$12,736	$—	$—	$—
Average silver price	$31.04	$—	$—	$—
Notional ounces	410,298	—	—	—
Gold concentrates sales agreements	$20,498	$—	$—	$—
Average gold price	$1,714	$—	$—	$—
Notional ounces	11,957	—	—	—
Gold put options purchased	$1,800	$720	$—	$—
Average gold strike price	$928	$979	$1,010	$—
Notional ounces	45,000	47,000	30,000	—
Gold call options sold	$1,800	$720	$—	$—
Average gold strike price	$2,000	$1,933	$2,000	$—
Notional ounces	20,000	47,000	30,000	—

The following summarizes the classification of the fair value of the derivative instruments as of December 31, 2012 and December 31, 2011 (in thousands):

	December 31, 2012
	Prepaid expenses and other	Accrued liabilities and other	Other long- term liabilities	Current portion of royalty obligation	Non-current portion of royalty obligation
Forward foreign exchange contracts	$376	$300	$—	$—	$—
Palmarejo gold production royalty	—	—	—	41,146	103,952
Put and call options, net	—	2,025	7,274	—	—
Concentrate sales contracts	1,030	163	—	—	—

	$1,406	$2,488	$7,274	$41,146	$103,952

	December 31, 2011
	Prepaid expenses and other	Accrued liabilities and other	Other long- term Liabilities	Current portion of royalty obligation	Non-current portion of royalty obligation
Silver ounces receivable from Mandalay	$814	$—	$—	$—	$—
Forward foreign exchange contracts	—	3,188	—	—	—
Palmarejo gold production royalty	—	—	—	37,206	122,194
Put and call options, net	—	3,183	14,669	—	—
Concentrate sales contracts	—	825	—	—	—

	$814	$7,196	$14,669	$37,206	$122,194

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Notes to Consolidated Financial Statements – (Continued)

The following represent mark-to-market gains (losses) on derivative instruments for the years ended December 31, 2012 and 2011 (in thousands):

		Years ended December 31,
Financial statement line	Derivative	2012	2011	2010
Sales of metal	Concentrate sales contracts	$1,682	$2,505	$1,636
Production costs applicable to sales	Forward foreign exchange contracts	(1,621)	383	1,638
Fair value adjustments, net	Gold lease facility	—	(132)	2,885
Fair value adjustments, net	Forward foreign exchange contracts	3,264	(3,192)	(1,330)
Fair value adjustments, net	Forward gold contract	—	34	425
Fair value adjustments, net	Silver ounces receivable	213	(276)	1,594
Fair value adjustments, net	Palmarejo gold royalty	(31,053)	(40,046)	(83,989)
Fair value adjustments, net	Franco-Nevada warrant	—	—	3,451
Fair value adjustments, net	Put and call options	4,089	(8,438)	(11,795)

		$(23,426)	$(49,162)	$(85,485)

Please see Note 6 – Fair Value Measurements for additional detail on the fair value amounts for derivatives.

Credit Risk

The credit risk exposure related to any potential derivative instruments is limited to the unrealized gains, if any, on outstanding contracts based on current market prices. To reduce counter-party credit exposure, the Company deals with financial institutions management deems credit worthy and limits credit exposure to each. The Company does not anticipate non-performance by any of its counterparties. In addition, to allow for situations where positions may need to be revised, the Company deals only in markets that management considers highly liquid.

NOTE 20 – COMMITMENTS AND CONTINGENCIES

Labor Union Contracts

The Company maintains one labor agreement in South America, consisting of a labor agreement with Sindicato de la Empresa Minera Manquiri at the San Bartolomé mine in Bolivia. The labor agreement at the San Bartolomé mine, which became effective October 11, 2007, does not have a fixed term. As of December 31, 2012, approximately 10.0% of the Company’s worldwide labor force was covered by collective bargaining agreements.

Termination Benefits

The Company established a termination benefit program for its employees at the Rochester mine in 2005. The program provides a financial benefit in the form of severance pay to terminated employees if their employment is terminated due to curtailment of operations. The individual benefit is based on the employee’s service time and rate of pay at the time of termination. The Rochester mine resumed mining and crushing operations in late 2011, and currently employs more than 200 employees. This termination benefit program was extended to include newly hired employees. As of November 2012, the plan was terminated. At the time of termination, the Company recognized a $1.8 million credit to operations and a $2.0 million credit to care and maintenance in the Consolidated Statement of Operations.

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Notes to Consolidated Financial Statements – (Continued)

Changes to the Company’s termination benefits are as follows (in thousands):

	Years ended December 31,
	2012	2011
Beginning balance	$3,335	$1,105
Accruals	473	2,230
Plan termination	(3,808)	—

Ending balance	$—	$3,335

The Company does not have a written severance plan for any of its foreign operations including those operations located in Chile, Argentina, Bolivia and Mexico. However, laws in these foreign jurisdictions require payment of certain minimum statutory termination benefits. Accordingly, in situations where minimum statutory termination benefits must be paid to the affected employees, the Company records employee severance costs in accordance with U.S. GAAP. The Company has accrued obligations for post-employment benefits in these locations of approximately $7.6 million and $7.4 million as of December 31, 2012 and December 31, 2011, respectively.

Kensington Production Royalty

On July 7, 1995, Coeur, through its wholly-owned subsidiary, Coeur Alaska, Inc., acquired the 50% ownership interest of Echo Bay Exploration Inc., or Echo Bay, giving Coeur 100% ownership of the Kensington property. Coeur Alaska is obligated to pay Echo Bay, a subsidiary of Kinross Gold Corporation, a scaled net smelter return royalty on 1.0 million ounces of future gold production after Coeur Alaska recoups the $32.5 million purchase price and its construction and development expenditures incurred after July 7, 1995 in connection with placing the property into commercial production. The royalty ranges from 1% at gold prices of $400 per ounce to a maximum of 2.5% at gold prices above $475 per ounce, with the royalty to be capped at 1.0 million ounces of production. No royalty has been paid to date.

Rochester Production Royalty

The Company acquired the Rochester property from ASARCO, a subsidiary of Grupo Mexico SA de CV, in 1983. The Company is obligated to pay a net smelter royalty interest to ASARCO when the market price of silver equals or exceeds $23.60 per ounce up to a maximum rate of 5%. Royalty expense was $3.5 million, $2.2 million, $ 0.2 million for the years ended December 31, 2012, 2011, and 2010, respectively.

Palmarejo Gold Production Royalty

On January 21, 2009, Coeur Mexicana entered into a gold production royalty transaction with Franco-Nevada Corporation under which Franco-Nevada purchased a royalty covering 50% of the life of mine gold to be produced from its Palmarejo silver and gold mine in Mexico. The royalty agreement provides for a minimum obligation to be paid monthly on a total of 400,000 ounces of gold, or 4,167 ounces per month over an initial eight year period. Please see Note 14 – Debt, Capital Leases and Royalty Obligation, Palmarejo Gold Production Royalty, for further discussion on the royalty obligation.

NOTE 21 – SIGNIFICANT CUSTOMERS

The Company markets its doré to credit worthy bullion trading houses, market makers and members of the London Bullion Market Association, industrial companies and sound financial institutions. The refined metals

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Notes to Consolidated Financial Statements – (Continued)

are sold to end users for use in electronic circuitry, jewelry, silverware, pharmaceutical products, and the technology industry. The Company currently has seven trading counterparties (International Commodities, Mitsui, Mitsubishi, Standard Bank, TD Securities, Valcambi, and Auramet) and the sales of metals to these companies amounted to approximately 91%, 82%, and 83% of total metal sales for the years ended December 31, 2012, 2011, and 2010, respectively. Generally, the loss of a single bullion trading counterparty would not adversely affect the Company due to the liquidity of the markets and the availability of alternative trading counterparties.

Sales of silver and gold concentrates to third parties (Nyrstar, Aurubis, Sumitomo, Trafigura, Auramet, Sumitomo, and China National Gold) amounted to approximately 9%, 18%, and 17% of total metal sales for the years ended December 31, 2012, 2011, and 2010, respectively. The loss of any one smelting and refining client may have a material adverse effect if alternate smelters and refiners are not available. The Company believes there is sufficient global capacity available to address the loss of any one smelter.

The following table indicates customers that represent 10% or more of total sales of metal for the years December 31, 2012, 2011, and 2010 (in millions):

Customer	Year ended December 31, 2012	Year ended December 31, 2011	Year ended December 31, 2010	Segments reporting revenue
Valcambi	$414.4	$385.5	$174.1	Palmarejo, San Bartolomé
Auramet	94.6	50.8	79.0	Palmarejo
Penoles	0.3	13.3	53.9	Martha
China Gold	43.8	108.9	23.6	Kensington
International Commodities	58.0	112.6	36.7	Palmarejo, San Bartolomé, Rochester
Mitsui	65.6	105.1	45.9	Palmarejo, San Bartolomé, Rochester

NOTE 22 – SEGMENT REPORTING

Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker, or decision-making group, in deciding how to allocate resources and in assessing performance. The Company’s chief operating decision-making group is comprised of the Chief Executive Officer, Chief Financial Officer, and the Chief Operating Officer.

The operating segments are managed separately because each segment represents a distinct use of company resources and a separate contribution to the Company’s cash flows. The Company’s reportable operating segments include the Palmarejo, San Bartolomé, Martha, Rochester, Kensington and Endeavor mining properties. All operating segments are engaged in the discovery and/or mining of gold and silver and generate the majority of their revenues from the sale of these precious metal concentrates and/or refined precious metals. Through September 2012, the Martha mine sold precious metal concentrates, typically under long-term contracts, to trading partners located in the United States and Switzerland. The Company ceased active mining in September of 2012. The Kensington mine sells precious metals and concentrates, typically under long-term contracts to smelters in China and Germany. Refined gold and silver produced by the Rochester, Palmarejo, and San Bartolomé mines are principally sold on a spot basis to precious metals trading banks such as International Commodities, Mitsui, Mitsubishi, Standard Bank, TD Securities, Valcambi and Auramet. Concentrates produced at the Endeavor mine are sold to Nyrstar (formerly Zinifex), an Australian smelter. The Other segment includes the Joaquin project, corporate headquarters, elimination of intersegment transactions and other items necessary to

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Notes to Consolidated Financial Statements – (Continued)

reconcile to consolidated amounts. The accounting policies of the operating segments are the same as those described in the summary of significant accounting policies above. The Company evaluates performance and allocates resources based on profit or loss before interest, income taxes, depreciation and amortization, unusual and infrequent items and extraordinary items.

Revenues from silver sales were $549.7 million, $662.6 million and $356.9 million in 2012, 2011, and 2010, respectively. Revenues from gold sales were $345.8 million, $358.6 million and $158.5 million in 2012, 2011, and 2010, respectively.

Financial information relating to the Company’s segments is as follows (in thousands):

Year ended December 31, 2012	Palmarejo Mine	San Bartolomé Mine	Kensington Mine	Rochester Mine	Martha Mine	Endeavor Mine	Other	Total
Sales of metals	$442,098	$178,005	$110,987	$132,392	$13,162	$18,848	$—	$895,492
Productions costs applicable to sales	(197,478)	(71,428)	(87,089)	(74,256)	(17,682)	(8,824)	—	(456,757)
Depreciation and depletion	(146,595)	(16,709)	(41,645)	(8,065)	(692)	(4,591)	(560)	(218,857)

Gross profit (loss)	98,025	89,868	(17,747)	50,071	(5,212)	5,433	(560)	219,878
Exploration expense	7,575	159	3,283	3,591	8,648	—	3,014	26,270
Loss on impairment	—	—	—	—	5,825	—	—	5,825
Other operating expenses	11	80	74	1,401	2,108	—	30,564	34,238

OPERATING INCOME (LOSS)	90,439	89,629	(21,104)	45,079	(21,793)	5,433	(34,138)	153,545
Interest and other income, net	4,017	9,719	(77)	358	(1,153)	—	1,572	14,436
Interest expense, net	(18,938)	(72)	(2,972)	(26)	(3)	—	(4,158)	(26,169)
Loss on debt extinguishment	—	—	(1,036)	—	—	—	—	(1,036)
Fair value adjustments, net	(31,054)	—	4,089	—	—	—	3,478	(23,487)
Income tax expense	(18,066)	(44,632)	—	—	976	409	(7,299)	(68,612)

Net income (loss)	$26,398	$54,644	$(21,100)	$45,411	$(21,973)	$5,842	$(40,545)	$48,677

Segment assets (A)	$1,905,269	$302,922	$508,658	$104,373	$9,813	$31,479	$111,542	$2,974,056
Capital expenditures (B)	$38,456	$25,672	$36,994	$11,794	$1,193	$—	$1,532	$115,641

Year ended December 31, 2011	Palmarejo Mine	San Bartolomé Mine	Kensington Mine	Rochester Mine	Martha Mine	Endeavor Mine	Other	Total
Sales of metals	$513,097	$267,502	$151,186	$57,331	$13,347	$18,737	$—	$1,021,200
Productions costs applicable to sales	(186,201)	(79,679)	(101,672)	(28,257)	(15,513)	(8,634)	—	(419,956)
Depreciation and depletion	(159,264)	(22,410)	(35,839)	(2,824)	(556)	(3,148)	(459)	(224,500)

Gross profit (loss)	167,632	165,413	13,675	26,250	(2,722)	6,955	(459)	376,744
Exploration expense	6,863	248	1,102	1,989	6,367	—	2,559	19,128
Other operating expenses	949	342	317	19,931	156	(1)	29,126	50,820

OPERATING INCOME (LOSS)	159,820	164,823	12,256	4,330	(9,245)	6,956	(32,144)	306,796
Interest and other income, net	(9,099)	156	4	57	(544)	—	2,816	(6,610)
Interest expense, net	(23,453)	(45)	(4,889)	(21)	(458)	—	(5,908)	(34,774)
Loss on debt extinguishment	—	—	—	—	—	—	(5,526)	(5,526)
Fair value adjustments, net	(40,046)	—	(8,438)	—	—	—	(3,566)	(52,050)
Income tax expense	(28,023)	(59,867)	(31)	—	(1,219)	—	(25,197)	(114,337)

Net income (loss)	$59,199	$105,067	$(1,098)	$4,366	$(11,466)	$6,956	$(69,525)	$93,499

Segment assets (A)	$2,029,769	$276,423	$507,891	$76,852	$19,717	$35,686	$16,792	$2,963,130
Capital expenditures (B)	$36,976	$17,731	$34,013	$27,217	$3,426	$—	$625	$119,988

(A)	Segment assets consist of receivables, prepaids, inventories, property, plant and equipment, and mining properties
(B)	Balance represents cash flow amounts

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Notes to Consolidated Financial Statements – (Continued)

Year ended December 31, 2010	Palmarejo Mine	San Bartolomé Mine	Kensington Mine	Rochester Mine	Martha Mine	Endeavor Mine	Other	Total
Sales of metals	$230,024	$142,989	$23,628	$54,323	$53,875	$10,618	$—	$515,457
Productions costs applicable to sales	(127,658)	(60,023)	(14,043)	(24,760)	(27,040)	(4,112)	—	(257,636)
Depreciation and depletion	(91,505)	(19,650)	(17,487)	(1,890)	(8,525)	(1,989)	(573)	(141,619)

Gross profit (loss)	10,861	63,316	(7,902)	27,673	18,310	4,517	(573)	116,202
Exploration expense	4,658	9	659	190	5,791	—	2,942	14,249
Other operating expenses	352	—	170	1,544	—	—	24,987	27,053

OPERATING INCOME (LOSS)	5,851	63,307	(8,731)	25,939	12,519	4,517	(28,502)	74,900
Interest and other income, net	914	(373)	(26)	681	(3,974)	—	3,549	771
Interest expense, net	(21,567)	(325)	(1,591)	—	(90)	—	(7,369)	(30,942)
Loss on debt extinguishment	—	—	—	—	—	—	(20,300)	(20,300)
Fair value adjustments, net	(98,707)	—	(13,783)	—	—	—	(4,604)	(117,094)
Income tax expense	16,901	(21,655)	(8)	—	(8,523)	—	22,766	9,481

Income (loss) from continuing operations	(96,608)	40,954	(24,139)	26,620	(68)	4,517	(34,460)	$(83,184)
Loss from discontinued operations	—	—	—	—	—	—	(6,029)	$(6,029)
Loss on sale of net assets of discontinued operations	—	—	—	—	—	—	(2,095)	$(2,095)

Net income (loss)	$(96,608)	$40,954	$(24,139)	$26,620	$(68)	$4,517	$(42,584)	$(91,308)

Segment assets (A)	$2,119,367	$260,653	$512,401	$29,734	$21,290	$39,530	$17,414	$3,000,389
Capital expenditures (B)	$54,226	$6,159	$92,730	$2,349	$100	$—	$430	$155,994

(A)	Segment assets consist of receivables, prepaids, inventories, property, plant and equipment, and mining properties
(B)	Balance represents cash flow amounts

	2012	2011	2010
Assets
Total assets for reportable segments	$2,974,056	$2,963,130	$3,000,389
Cash and cash equivalents	125,440	175,012	66,118
Short term investments	999	20,254	—
Other assets	120,906	106,045	91,020

Total consolidated assets	$3,221,401	$3,264,441	$3,157,527

Geographic Information

	As of December 31,
	2012	2011	2010
Long Lived Assets:
United States	$608,051	$515,096	$488,104
Australia	29,408	33,999	37,147
Chile	65	65	14
Argentina	1,705	5,213	1,882
Bolivia	240,905	230,956	234,306
Mexico	1,795,677	1,903,374	2,028,864

Total	$2,675,811	$2,688,703	$2,790,317

Coeur d’Alene Mines Corporation and Subsidiaries

Notes to Consolidated Financial Statements – (Continued)

	Twelve months ended December 31,
	2012	2011	2010
Revenues:
United States	$243,379	$208,517	$77,951
Mexico	442,098	513,097	230,025
Bolivia	178,005	267,502	142,988
Australia	18,848	18,737	10,618
Argentina	13,162	13,347	53,875

Total	$895,492	$1,021,200	$515,457

NOTE 23 – LITIGATION AND OTHER EVENTS

Sites Related to Callahan Mining Corporation

In 1991, the Company acquired all of the outstanding common stock of Callahan Mining Corporation. Since then, the Company has received requests for information or notices of potential liability from state or federal agencies with regard to Callahan’s operations at sites in Idaho, Maine, Colorado and Washington. The Company did not make any decisions with respect to generation, transport or disposal of hazardous waste at these sites. Therefore, the Company believes that it is not liable for any potential cleanup costs either directly as an operator or indirectly as a parent. To date, none of these agencies have made any claims against the Company or Callahan for cleanup costs. The Company anticipates that further agency interaction may be possible with respect to two of these sites.

Callahan operated a mine and mill in Brooksville, Maine from 1968 until 1972 and subsequently disposed of the property. In 2000, the U.S. Environmental Protection Agency, or EPA, made a formal request to the Company for information regarding the site. The site was placed on the National Priorities List on September 5, 2002, and the Maine Department of Transportation, a partial owner of the property, signed a consent order in 2005. In January 2009, the EPA and the State of Maine made additional formal requests to the Company for information relating to the site, to which the Company responded. The first phase of cleanup at the site began in April 2011.

The Van Stone Mine in Stevens County, Washington consists of several parcels and was mined by several owners from 1926 until 1993. Callahan held an ownership interest in the Van Stone Mine from 1971 to 1990. In February 2010, the State of Washington Department of Ecology notified Callahan Mining Corporation that it, among others, is a potentially liable person (PLP) under Washington law. Asarco LLC (“Asarco”), an affiliate of American Smelting and Refining Company, which developed the mill on the site in 1951, settled for $3.5 million. Another potentially liable person, Vaagen Brothers, signed a consent order which allows access to the site for a Remedial Investigation and Feasibility Study. Neither the Company nor Callahan Mining Corporation has received any further notices from the Washington Department of Ecology. On June 5, 2012, Asarco filed a lawsuit in the U.S. District Court for the Eastern District of Washington against five named defendants, including Callahan Mining Corporation, seeking contribution for the $3.5 million settlement. Callahan Mining Corporation filed a response and defense to the lawsuit on December 11, 2012 and does not believe it has any liability to Asarco. The Court has set a trial date for April 28, 2014.

Bolivian Temporary Restriction on Mining above 4,400 Meters

On October 14, 2009, the Bolivian state-owned mining organization, COMIBOL, announced by resolution that it was temporarily suspending mining activities above the elevation of 4,400 meters above sea level while stability studies of Cerro Rico mountain are undertaken. The Company holds rights to mine above this elevation

Coeur d’Alene Mines Corporation and Subsidiaries

Notes to Consolidated Financial Statements – (Continued)

under valid contracts with COMIBOL as well as under authorized contracts with local mining cooperatives that hold their rights under contract themselves with COMIBOL. The Company temporarily adjusted its mine plan to confine mining activities to the ore deposits below 4,400 meters above sea level and timely notified COMIBOL of the need to lift the restriction.

The Cooperative Reserva Fiscal, with which the Company has one of those contracts, subsequently interpreted the COMIBOL resolution and determined that the Huacajchi deposit was not covered by such resolution. In March 2010, the Cooperative Reserva Fiscal notified COMIBOL that, based on its interpretation, it was resuming mining of high grade material above the 4,400 meter level in the Huacajchi deposit. In December 2011, the Cooperative Reserva Fiscal sent a similar notification to COMIBOL with respect to a further area above the 4,400 meter level known as Huacajchi Sur. Based on these notifications and on the absence of any objection from COMIBOL, the Company resumed mining operations at the San Bartolomé mine on the Huacajchi deposit and Huacajchi Sur. Mining in other areas above the 4,400 meter level continues to be suspended.

The partial suspension may reduce production until the Company is able to resume mining above 4,400 meters generally. It is uncertain at this time how long the suspension will remain in place. In addition, it is possible that COMIBOL may decide that the Company’s operations at the Huacajchi deposit or Huacajchi Sur are subject to the COMIBOL resolution, which may force the Company to cease mining at such deposits. If COMIBOL objects to the Company mining at the Huacajchi deposit or Huacajchi Sur or if the other restrictions are not lifted, the Company may need to write down the carrying value of the asset. It is also uncertain if any new mining or investment policies or shifts in political attitude may affect mining in Bolivia.

Unpatented Mining Claims Dispute at Rochester in Nevada

On December 5, 2011, Coeur Rochester filed a lawsuit in the Sixth Judicial District Court of Nevada against Rye Patch Gold Corp and Rye Patch Gold US, Inc. seeking a declaratory judgment as to Coeur Rochester’s ownership of 447 unpatented mining claims covering approximately 8,600 acres of federal lands in and surrounding the Coeur Rochester mine operation. On December 5, 2011, Rye Patch Gold US, Inc. filed a similar action asserting its interest in the claims in the Second Judicial District Court of Nevada. The Rye Patch action was subsequently moved to the Sixth Judicial Court and consolidated with Coeur Rochester’s pending action. The dispute stems from competing asserted interests in the mining claims between Coeur Rochester and Rye Patch following Coeur Rochester’s inadvertent failure to pay annual mining claim maintenance fees. On December 5, 2011, the court issued a temporary restraining order prohibiting Rye Patch from entering the property. On December 20, 2011, following a hearing, the District Court judge issued a preliminary injunction, enjoining Rye Patch from entering certain active mine areas at the Coeur Rochester mine operation. On March 6, 2012 Rye Patch filed a Motion for Preliminary Injunction to which Coeur Rochester responded in opposition on March 21, 2012. It is Coeur Rochester’s position that there is no new material for review by the Court since the original preliminary injunction was granted in favor of Coeur Rochester. However, if granted in favor of Rye Patch, a preliminary injunction could halt Coeur Rochester’s mining operations on the disputed claims. On May 7, 2012, the Court appointed a Special Master to address certain pre-trial matters. A hearing on the Motion was held before the Special Master appointed by the Court on June 27-28, 2012. On August 6, 2012, the Special Master issued a recommendation that the Court deny Rye Patch’s motion on the grounds that Rye Patch did not demonstrate a likelihood of success on the merits of the case and did not show that it would suffer irreparable harm if a preliminary injunction were not granted. On August 9-10, 2012, the Court entered orders adopting a number of recommendations made by the Special Master regarding several pending motions, including an order denying Rye Patch’s motion to revoke the appointment of the Special Master. On October 12, 2012, the Court continued the original November 2012 trial date, which has since been re-scheduled for September 2013.

Coeur d’Alene Mines Corporation and Subsidiaries

Notes to Consolidated Financial Statements – (Continued)

On August 27, 2012, Coeur Rochester filed a Motion for Partial Summary Judgment with the Court, requesting the Court enter an Order declaring that Rye Patch’s LH Claims located within Coeur Rochester’s current Bureau of Land Management (BLM) approved plan of operations boundary are invalid because claims located by trespass cannot be valid. On August 29, 2012, Rye Patch filed a competing Motion for Partial Summary Judgment requesting the Court enter an Order declaring Coeur Rochester’s old unpatented mining claims as forfeited for failure to pay the annual maintenance fees to the BLM and that Rye Patch had a federal statutory right to locate the LH claims. Coeur Rochester and Rye Patch each has responded in opposition to the other party’s motions and filed subsequent replies to the opposition.

On September 7, 2012, Rye Patch filed a petition with the Nevada Supreme Court requesting a special writ be issued to the District Court to prevent its enforcement of its appointment of the Special Master. On October 5, 2012, the Supreme Court entered an order granting Rye Patch’s request for a temporary stay of the appointment of the Special Master. Coeur Rochester filed an answer to Rye Patch’s appeal with respect to the appointment of the Special Master on November 5, 2012. The Supreme Court will determine whether to hold a hearing or decide the appeal based only on the written filings.

The Company believes it holds a superior property interest to Rye Patch based on flaws in the Rye Patch claims, and the Company’s valid possessory rights in the claims. The mine operates under an approved BLM plan of operations and has continued normal operations while the legal action is pending. The Company cannot predict how the court will rule on the ownership interest in the claims and if all or some of the claims at issue will be retained by the Company. The Company believes there will be no impact to the current silver and gold reserves at Coeur Rochester as a result of the claims dispute. Furthermore, the Company believes the likelihood of a loss or impairment of assets is remote. The Company believes an adverse outcome would cause it to modify existing plans to further expand future mining operations, would require permits to be updated to reflect changes in claim ownership arising from an adverse outcome and would prevent the Company from future exploration in areas that are subject to any claims ultimately determined to be held by third parties.

Appeal of Plan of Operations Amendment at Rochester in Nevada

The Rochester property is also the subject of an administrative appeal filed by Great Basin Resource Watch (“GBRW”) with the Interior Board of Land Appeals (“IBLA”). This appeal challenges the decision of the U.S. Bureau of Land Management (“BLM”) to approve a plan of operations amendment permitting resumed mining in the existing mine pit and construction of a new heap leach pad. GBRW asserts that the National Environmental Policy Act (“NEPA”) required an Environmental Impact Statement for the plan of operations amendment, as opposed to the Environmental Assessment (“EA”) that was prepared. GBRW further alleges that BLM violated the Federal Land Policy & Management Act (“FLPMA”) by failing to avoid unnecessary and undue degradation of public lands. Because GBRW did not seek a stay of BLM’s decision, operations are proceeding as approved. Coeur was granted intervenor status in the appeal and is actively participating in its resolution. The BLM and Coeur assert that the EA complies with NEPA and that BLM complied with FLPMA by, among other things, requiring mitigation of any possible future effects on water quality. BLM filed a Supplemental Briefing on March 1, 2012 regarding additional analysis conducted by the BLM further supporting and strengthening BLM and Coeur’s positions that the EA complies with NEPA. The Company cannot predict whether this will result in further briefing with the IBLA, when the IBLA will rule on the appeal or what impact, if any, an adverse ruling may have on Rochester’s operations.

Coeur d’Alene Mines Corporation and Subsidiaries

Notes to Consolidated Financial Statements – (Continued)

NOTE 24 – SUMMARY OF QUARTERLY FINANCIAL DATA (UNAUDITED)

The following table sets forth a summary of the unaudited quarterly results of operations for the years ended December 31, 2012 and 2011 (In thousands, except per share data):

	Q1	Q2	Q3	Q4
2012
Sales of metals	$204,564	$254,406	$230,593	$205,929
Income (loss) from continuing operations	3,975	22,973	(15,821)	37,550
Net income (loss)	3,975	22,973	(15,821)	37,550
Depreciation, depletion, and amortization	52,592	61,024	52,844	52,397
Production costs	92,554	131,823	124,967	107,413
Exploration expenses	6,567	6,305	6,957	6,441
Other operating expenses (general and administrative, pre-development, and loss on impairment)	8,664	13,680	11,836	5,883
Cash provided by operating activities	17,002	113,203	79,735	61,694
Capital expenditures	31,647	32,238	29,972	21,784
Basic net income (loss) per share:
Income (loss) from continuing operations	0.04	0.26	(0.18)	0.42

Net income (loss)	$0.04	$0.26	$(0.18)	$0.42

Diluted net income (loss) per share:
Income (loss) from continuing operations	0.04	0.26	(0.18)	0.42

Net income (loss)	$0.04	$0.26	$(0.18)	$0.42

	Q1	Q2	Q3	Q4
2011
Sales of metals	$199,624	$231,090	$343,575	$246,911
Income from continuing operations	12,464	38,611	31,060	11,364
Net income	12,464	38,611	31,060	11,364
Depreciation, depletion, and amortization	50,041	57,641	58,652	58,166
Production costs	92,474	77,102	141,253	109,127
Exploration expenses	2,762	4,077	4,772	7,517
Other operating expenses	15,805	12,931	11,507	10,577
Cash provided by operating activities	35,786	111,065	181,911	87,411
Capital expenditures	15,918	25,764	38,099	40,207
Basic net income per share:
Income from continuing operations	0.14	0.43	0.35	0.13

Net income	$0.14	$0.43	$0.35	$0.13

Diluted net income per share:
Income from continuing operations	0.14	0.43	0.35	0.13

Net Income	$0.14	$0.43	$0.35	$0.13

Coeur d’Alene Mines Corporation and Subsidiaries

Notes to Consolidated Financial Statements – (Continued)

NOTE 25 – SUBSEQUENT EVENTS

Indenture

On January 29, 2013, Coeur d’Alene Mines Corporation (the “Company”) completed an offering of $300 million in aggregate principal amount of 7.875% Senior Notes due 2021 (the “Notes”) in a private placement conducted pursuant to Rule 144A and Regulation S under the Securities Act of 1933, as amended (the “Securities Act”).

The Notes are governed by an Indenture, dated as of January 29, 2013 (the “Indenture”), among the Company, as issuer, certain of the Company’s subsidiaries named therein, as guarantors thereto (the “Guarantors”), and The Bank of New York Mellon, as trustee (the “Trustee”).

The Notes are the Company’s unsecured senior obligations and rank equally in right of payment with all of its existing and future unsecured senior debt and rank senior in right of payment to all of its existing and future subordinated debt. The Notes are effectively subordinated to any of the Company’s existing and future secured debt, including indebtedness under the Company’s senior credit facility (the “Senior Credit Facility”), to the extent of the value of the assets securing such debt. Initially, the Company’s obligations under the Notes are jointly and severally guaranteed by the all of the Company’s domestic subsidiaries that guarantee the borrowings under the Senior Credit Facility. In addition, each of the Company’s restricted subsidiaries that becomes a borrower under or that guarantees the Senior Credit Facility, or that guarantees other indebtedness that exceeds $20.0 million aggregate principal amount, will be required to guarantee the Notes in the future. The guarantees rank equally in right of payment to all of the Guarantors’ existing and future unsecured senior debt and senior in right of payment to all of the Guarantors’ existing and future subordinated debt. The guarantees are effectively subordinated to any of the Guarantors’ existing and future secured debt to the extent of the value of the assets securing such debt. The Notes are also structurally subordinated to the liabilities of subsidiaries of the Company that have not guaranteed the Notes.

The Notes bear interest at a rate of 7.875% per year from the date of original issuance or from the most recent payment date to which interest has been paid or provided for. Interest on the Notes is payable semi-annually in arrears on February 1 and August 1 of each year, commencing on August 1, 2013. The Company will make each interest payment to the holders of record of the Notes on the immediately preceding January 15 and July 15. In certain circumstances the Company may be required to pay additional interest.

At any time prior to February 1, 2017, the Company may redeem all or part of the Notes upon not less than 30 nor more than 60 days’ prior notice at a redemption price equal to the sum of (i) 100% of the principal amount thereof, plus (ii) a make-whole premium as of the date of redemption, plus (iii) accrued and unpaid interest and additional interest, if any, thereon, to the date of redemption. In addition, the Company may redeem some or all of the Notes on or after February 1, 2017, at redemption prices set forth in the Indenture, together with accrued and unpaid interest. At any time prior to February 1, 2016, the Company may use the proceeds of certain equity offerings to redeem up to 35% of the aggregate principal amount of the Notes, including any permitted additional Notes, at a redemption price equal to 107.875% of the principal amount.

Upon the occurrence of a change of control triggering event (as defined in the Indenture), unless the Company has exercised its right to redeem the Notes, each holder of Notes will have the right to require the Company to repurchase all or a portion of such holder’s Notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase.

If the Company or its restricted subsidiaries sell assets under certain circumstances specified in the Indenture and do not use the proceeds for certain specified purposes, the Company must offer to use certain net

Coeur d’Alene Mines Corporation and Subsidiaries

Notes to Consolidated Financial Statements – (Continued)

proceeds therefrom to repurchase the Notes and other debt that ranks equal in right of payment to the Notes on a pro rata basis. The purchase price of the Notes will be equal to 100% of the principal amount of the Notes repurchased, plus accrued and unpaid interest, if any, to the applicable date of repurchase.

If the Company receives excess political risk insurance proceeds (as defined in the Indenture) related to its San Bartolomé mine and does not use the proceeds for certain specified purposes, the Company must offer to use certain net proceeds therefrom to repurchase the Notes and other debt that ranks equal in right of payment to the Notes and contains similar political risk insurance offer provisions on a pro rata basis. The purchase price of the Notes will be equal to 100% of the principal amount of the Notes repurchased, plus accrued and unpaid interest, if any, to the applicable date of repurchase.

The Indenture contains covenants that, among other things, limit the Company’s ability under certain circumstances to create liens or enter into sale-leaseback transactions and impose conditions on the Company’s ability to engage in mergers, consolidations and sales of all or substantially all of its assets.

The Indenture also contains certain “Events of Default” (as defined in the Indenture) customary for indentures of this type. If an Event of Default has occurred and is continuing, the Trustee or the holders of not less than 25% in aggregate principal amount of the Notes then outstanding may, and the Trustee at the request of the holders of not less than 25% in aggregate principal amount of the Notes then outstanding shall, declare all unpaid principal of, premium, if any, and accrued interest on all the Notes to be due and payable.

Registration Rights Agreement

In connection with the sale of the Notes, the Company entered into a Registration Rights Agreement, dated as of January 29, 2013 (the “Registration Rights Agreement”), with the Guarantors and Barclays Capital Inc., as initial purchaser of the Notes. Under the Registration Rights Agreement, the Company and the Guarantors have agreed, to (i) file a registration statement (the “Exchange Offer Registration Statement”) with the United States Securities and Exchange Commission (the “SEC”) with respect to a registered offer (the “Exchange Offer”) to exchange the Notes for new notes of the Company having terms substantially identical in all material respects to the Notes (the “Exchange Notes”), (ii) to use their commercially reasonable efforts to cause the Exchange Offer to be completed on or prior to 365 days after January 29, 2013 and (iii) to commence the Exchange Offer and use their commercially reasonable efforts to issue on or prior to 35 business days, or longer, if required by applicable securities laws, after the date on which the Exchange Offer Registration Statement was declared effective by the SEC, the Exchange Notes in exchange for all Notes tendered prior thereto in the Exchange Offer.

If the Exchange Offer is not consummated, under certain circumstances and within specified time periods, the Company and the Guarantors are required to file a shelf registration statement (the “Shelf Registration Statement”) covering resales of the Notes, use their commercially reasonable efforts to cause the Shelf Registration Statement to be declared effective and to keep the Shelf Registration Statement effective until such time as the Notes cease to be registrable securities.

Subject to certain limitations, the Company and the Guarantors will be required to pay the holders of the Notes special interest on the Notes if (i) the Exchange Offer is not completed on or prior to 365 days after January 29, 2013, (ii) the Company and the Guarantors fail to file any Shelf Registration Statement required by the Registration Rights Agreement on or before the date specified for such filing, (iii) any such Shelf Registration Statement is not declared effective by the SEC prior to the date specified for such effectiveness, (iv) the Company and the Guarantors fail to consummate the Exchange Offer within 35 business days after the date on which the Exchange Offer Registration Statement was declared effective by the SEC, or (v) the Shelf

Coeur d’Alene Mines Corporation and Subsidiaries

Notes to Consolidated Financial Statements – (Continued)

Registration Statement or the Exchange Offer Registration Statement is declared effective but thereafter ceases to be effective or usable in connection with resales of registrable securities during specified time periods.

Offer to repurchase

The Company announced on February 13, 2013 that it is offering to repurchase all of its outstanding 3.25% Convertible Senior Notes due 2028 (the “Notes”). As of February 12, 2013, there was $48,658,000 aggregate principal amount of Notes outstanding.

The Indenture governing the Notes provides the holders of the Notes with a right to require the Company to purchase their Notes on March 15, 2013. To the extent that holders exercise this put right, the Company will pay a repurchase price in cash, consisting of 100% of the principal amount of the Notes repurchased, plus accrued but unpaid interest, up to, but not including, March 15, 2013.

Holders may exercise their put right by delivery to the Company and the Paying Agent of a written notice of purchase at any time from the opening of business on February 13, 2013 until 5:00 p.m. New York City time on March 14, 2013, stating (i) the certificate number of the Note which the Holder will deliver to be repurchased, (ii) the portion of the principal amount of the Note which the Holder will deliver to be repurchased, which portion must be in a principal amount of $1,000 or an integral multiple thereof and (iii) that such Note shall be repurchased as of the Repurchase Date pursuant to the terms and conditions specified in paragraph 6 of the Notes and in the Indenture, or by delivery or book-entry transfer of such Notes to the Paying Agent prior to, on or after the Repurchase Date at the offices of the Paying Agent. Unless the Company defaults in making payment of the Repurchase Price, interest on Notes covered by any Repurchase Notice will cease to accrue on and after the Repurchase Date.

The Notes may be converted during the periods or upon the events described in the Indenture. Upon a conversion of the Notes, a Holder would be entitled to receive a cash payment equal to the “Principal Portion” (as defined in the Indenture) plus, in certain circumstances, an amount in excess thereof paid in cash, shares of the Company’s common stock or a combination thereof, at the Company’s election. The type and amount of consideration a Holder would receive upon conversion of its Notes would depend on, among other things, the conversion rate applicable at the time of conversion, the trading prices of the Company’s common stock during a 20 -day trading period beginning on the second business day following the Holder’s conversion election and whether the Company elects to settle any excess amount in cash, common stock or a combination thereof. The conversion rate in effect on February 13, 2013 was 17.6025 shares of common stock per $1,000 principal amount of the Notes and the conversion price in effect at that time was $56.81 per share of common stock.

A Repurchase Notice may be withdrawn by means of a written notice of withdrawal delivered to the office of the Paying Agent in accordance with the Repurchase Notice at any time prior to 5:00 p.m. on March 14, 2013, specifying (i) the certificate and principal amount of the Note in respect of which such notice of withdrawal is being submitted and (ii) the principal amount, if any, of such Note which remains subject to the original Repurchase Notice and which has been or will be delivered for purchase by the Company.

The Repurchase Price for any Notes as to which a Repurchase Notice has been given and not withdrawn shall be paid promptly following the later of the Repurchase Date and the time of surrender of such Notes.

Coeur d’Alene Mines Corporation and Subsidiaries

Notes to Consolidated Financial Statements – (Continued)

Acquisition of Orko Silver Corp.

On February 20, 2013, the Company entered into a definitive agreement to acquire all of the issued and outstanding common shares of Orko Silver Corp. (“Orko”) (TSX VENTURE: OK). Under the terms of the agreement, Orko shareholders may elect to receive in exchange for each Orko share:

•	0.0815 common shares of Coeur (“Coeur Shares”) and CAD $0.70 cash and 0.01118 warrants to purchase Coeur shares (“Coeur Warrants”);

•

0.1118 Coeur Shares and 0.01118 Coeur Warrants, subject to pro-ration as to the number of Coeur Shares if the total number of Coeur Shares elected by Orko shareholders exceeds approximately 11.6 million ; or

•	CAD $2.60 in cash and 0.01118 Coeur Warrants, subject to pro-ration as to the amount of cash if the total cash elected by Orko shareholders exceeds CAD $100 million.

Each whole Coeur Warrant will be exercisable for one Coeur Share for a period of four years at an exercise price of US $30.00, all subject to adjustment in accordance with the terms of the warrant.

In connection with the agreement, Orko executed and delivered a promissory note (the “Note”) in the principal amount of CAD$11,600,000 in favor of the Company in connection with the Company’s payment, on behalf of Orko, of the termination fee due to First Majestic Silver Corp. (“First Majestic”) pursuant to Orko’s and First Majestic’s arrangement agreement, dated as of December 16, 2012 (the “First Majestic Arrangement Agreement”). Orko and First Majestic terminated the First Majestic Arrangement Agreement in accordance with its terms on February 20, 2013. The indebtedness due under the Note will not accrue interest. The Note has a maturity date of August 20, 2014; provided, however, that earlier repayment may be required upon the occurrence of certain events of default or upon a Termination Payment becoming payable pursuant to the Arrangement Agreement. The Note includes customary representations, warranties and covenants by the parties thereto.

NOTE 26 – SUPPLEMENTAL GUARANTOR INFORMATION

The following Condensed Consolidating Financial Statements are presented to satisfy disclosure requirements of Rule 3-10 of Regulation S-X resulting from the guarantees by Coeur Alaska, Inc., Coeur Explorations, Inc., Coeur Rochester, Inc. and Coeur South America Corp. (collectively, the “Subsidiary Guarantors”) of the $300 million aggregate principal amount of 7.875% Senior Notes issued by Coeur on January 29, 2013. See Note 21—Subsequent events for additional discussion. The following schedules present Condensed Consolidating Financial Statements of (a) Coeur, the parent company; (b) the Subsidiary Guarantors; and (c) certain wholly owned domestic and foreign subsidiaries of the Company (collectively, the “Non-Guarantor Subsidiaries”). Each of the Subsidiary Guarantors is 100% owned by Coeur, the guarantees are full and unconditional and no other subsidiary of Coeur guaranteed any security issued under the Registration Statement. There are no restrictions on the ability of Coeur to obtain funds from its subsidiaries by dividend or loan.

Coeur d’Alene Mines Corporation and Subsidiaries

Notes to Consolidated Financial Statements – (Continued)

CONDENSED CONSOLIDATING BALANCE SHEET

DECEMBER 31, 2012

	Coeur Mining, Inc.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
ASSETS
Current Assets
Cash and cash equivalents	$86,788	$400	$38,252	$—	$125,440
Short term investments	999	—	—	—	999
Receivables	8,520	7,643	46,275	—	62,438
Ore on leach pad	—	22,991	—	—	22,991
Metal and other inventory	—	45,906	124,764	—	170,670
Deferred tax assets	—	—	2,458	—	2,458
Restricted Assets	—	—	396	—	396
Prepaid expenses and other	3,395	5,947	11,448	—	20,790

	99,702	82,887	223,593	—	406,182

Non-Current Assets
Property, plant and equipment, net	4,183	208,857	470,820	—	683,860
Mining properties, net	—	301,506	1,690,445	—	1,991,951
Ore on leach pad, non-current portion	—	21,356	—	—	21,356
Restricted assets	18,922	60	5,988	—	24,970
Marketable securities	27,065	—	—	—	27,065
Receivables, non-current portion	—	—	48,767	—	48,767
Debt issuance costs, net	3,713	—	—	—	3,713
Deferred tax assets	955	—	—	—	955
Net investment in subsidiaries	1,553,434	—	1,285,862	(2,839,296)	—
Other	39,120	12,360	318,330	(357,228)	12,582

Total Assets	$1,747,094	$627,026	$4,043,805	$(3,196,524)	$3,221,401

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$2,954	$17,211	$37,317	$—	$57,482
Accrued liabilities and other	1,418	4,014	4,570	—	10,002
Accrued income taxes	257	—	26,851	—	27,108
Accrued payroll and related benefits	7,477	8,158	5,671	—	21,306
Accrued interest payable	463	5	1,002	(992)	478
Current portion of debt and capital leases	48,081	3,013	309,539	(304,650)	55,983
Current portion of royalty obligation	—	—	65,104	—	65,104
Current portion of reclamation and mine closure	—	—	1,445	(777)	668
Deferred tax liability	—	—	121	—	121

	60,650	32,401	451,620	(306,419)	238,252

Non-Current Liabilities
Long-term debt and capital leases	—	1,675	53,367	(51,582)	3,460
Non-current portion of royalty obligation	—	—	141,879	—	141,879
Reclamation and mine closure	—	23,149	10,744	777	34,670
Deferred tax liabilities	115,425	—	462,063	—	577,488
Other long term liabilities	955	8,086	18,331	—	27,372
Intercompany payable (receivable)	(628,216)	390,480	237,736	—	—

	(511,836)	423,390	924,120	(50,805)	784,869

COMMITMENTS AND CONTINGENCIES
Shareholders’ Equity
Common stock	903	350	22,760	(23,110)	903
Additional paid-in capital	2,601,254	107,734	2,748,173	(2,855,907)	2,601,254
Accumulated deficit	(396,156)	63,151	(102,868)	39,717	(396,156)
Accumulated other comprehensive loss	(7,721)	—	—	—	(7,721)

Total Liabilities and Shareholders’ Equity	$1,747,094	$627,026	$4,043,805	$(3,196,524)	$3,221,401

Coeur d’Alene Mines Corporation and Subsidiaries

Notes to Consolidated Financial Statements – (Continued)

CONDENSED CONSOLIDATING BALANCE SHEET

DECEMBER 31, 2011

	Coeur Mining, Inc.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
ASSETS
Current Assets
Cash and cash equivalents	$85,672	$433	$88,907	$—	$175,012
Short term investments	20,254	—	—	—	20,254
Receivables	8,697	13,251	61,549	—	83,497
Ore on leach pad	—	27,252	—	—	27,252
Metal and other inventory	—	19,302	113,479	—	132,781
Deferred tax assets	—	—	1,869	—	1,869
Restricted Assets	—	—	60	—	60
Prepaid expenses and other	3,803	7,323	13,092	—	24,218

	118,426	67,561	278,956	—	464,943

Non-Current Assets
Property, plant and equipment, net	3,420	202,311	481,945	—	687,676
Mining properties, net	—	309,287	1,691,740	—	2,001,027
Ore on leach pad, non-current portion	—	6,679	—	—	6,679
Restricted assets	18,904	4,705	5,302	—	28,911
Marketable securities	19,844	—	—	—	19,844
Receivables, non-current portion	—	—	40,314	—	40,314
Debt issuance costs, net	434	1,455	—	—	1,889
Deferred tax assets	—	—	263	—	263
Net investment in subsidiaries	1,437,711	—	1,285,863	(2,723,574)	—
Other	35,867	6,023	318,533	(347,528)	12,895

Total Assets	$1,634,606	$598,021	$4,102,916	$(3,071,102)	$3,264,441

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$1,433	$17,697	$59,460	$—	$78,590
Accrued liabilities and other	3,467	3,938	5,721	—	13,126
Accrued income taxes	—	—	47,803	—	47,803
Accrued payroll and related benefits	7,125	5,470	3,645	—	16,240
Accrued interest payable	461	16	1,043	(961)	559
Current portion of debt and capital leases	—	19,418	313,184	(300,000)	32,602
Current portion of royalty obligation	—	—	61,721	—	61,721
Current portion of reclamation and mine closure	—	—	7	1,380	1,387
Deferred tax liability	—	—	53	—	53

	12,486	46,539	492,637	(299,581)	252,081

Non-Current Liabilities
Long-term debt and capital leases	45,544	65,082	51,801	(46,566)	115,861
Non-current portion of royalty obligation	—	—	169,788	—	169,788
Reclamation and mine closure	—	21,591	12,162	(1,382)	32,371
Deferred tax liabilities	110,195	—	417,378	—	527,573
Other long term liabilities	2,274	18,698	9,074	—	30,046
Intercompany payable (receivable)	(672,614)	304,089	368,525	—	—

	(514,601)	409,460	1,028,728	(47,948)	875,639

COMMITMENTS AND CONTINGENCIES
Shareholders’ Equity
Common stock	897	350	7,301	(7,651)	897
Additional paid-in capital	2,585,632	102,316	2,692,055	(2,794,371)	2,585,632
Accumulated deficit	(444,833)	39,356	(117,805)	78,449	(444,833)
Accumulated other comprehensive loss	(4,975)	—	—	—	(4,975)

Total Liabilities and Shareholders’ Equity	$1,634,606	$598,021	$4,102,916	$(3,071,102)	$3,264,441

Coeur d’Alene Mines Corporation and Subsidiaries

Notes to Consolidated Financial Statements – (Continued)

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

YEAR ENDED DECEMBER 31, 2012

	Coeur Mining, Inc.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Sales of metal	$—	$243,380	$652,112	$—	$895,492
Production costs applicable to sales	—	(161,346)	(295,411)	—	(456,757)
Depreciation, depletion, and amortization	(521)	(49,750)	(168,586)	—	(218,857)

Gross Profit	(521)	32,284	188,115	—	219,878
COSTS AND EXPENSES
Administrative and general	30,699	1,101	1,177	—	32,977
Exploration	1,946	7,930	16,394	—	26,270
Loss on impairment	—	—	5,825	—	5,825
Pre-development, care, maintenance, and other	—	(362)	1,623	—	1,261

Total costs and expenses	32,645	8,669	25,019	—	66,333

OPERATING INCOME	(33,166)	23,615	163,096	—	153,545

OTHER INCOME AND EXPENSE, NET
Loss on debt extinguishments	—	(1,036)	—	—	(1,036)
Fair value adjustments, net	3,477	4,089	(31,053)	—	(23,487)
Interest and other income, net	5,135	861	13,073	(4,633)	14,436
Interest expense, net of capitalized interest	(4,158)	(2,997)	(23,647)	4,633	(26,169)

Total other income and expense, net	4,454	917	(41,627)	—	(36,256)

INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE TAXES	(28,712)	24,532	121,469	—	117,289
Income (provision) tax benefit	(3,844)	(735)	(64,033)	—	(68,612)

Total income (loss) from continuing operations	(32,556)	23,797	57,436	—	48,677

Equity income (loss) in consolidated subsidiaries	81,229	—	—	(81,229)	—

NET INCOME (LOSS)	$48,673	$23,797	$57,436	$(81,229)	$48,677

Coeur d’Alene Mines Corporation and Subsidiaries

Notes to Consolidated Financial Statements – (Continued)

CONDENSED CONSOLIDATING STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

YEAR ENDED DECEMBER 31, 2012

	Coeur Mining, Inc.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
NET INCOME (LOSS)	$48,673	$23,797	$57,436	$(81,229)	$48,677
OTHER COMPREHENSIVE INCOME (LOSS) net of tax:
Unrealized loss on available for sale securities, net	(2,746)	—	—	—	(2,746)

Other comprehensive income (loss)	(2,746)	—	—	—	(2,746)

COMPREHENSIVE INCOME (LOSS)	$45,927	$23,797	$57,436	$(81,229)	$45,931

Coeur d’Alene Mines Corporation and Subsidiaries

Notes to Consolidated Financial Statements – (Continued)

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

YEAR ENDED DECEMBER 31, 2011

	Coeur Mining, Inc.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Sales of metal	$—	$208,517	$812,683	$—	$1,021,200
Production costs applicable to sales	—	(129,929)	(290,027)	—	(419,956)
Depreciation, depletion, and amortization	(450)	(38,670)	(185,380)	—	(224,500)

Gross Profit	(450)	39,918	337,276	—	376,744
COSTS AND EXPENSES
Administrative and general	28,407	937	2,035	—	31,379
Exploration	1,504	3,754	13,870	—	19,128
Pre-development, care, maintenance, and other	—	19,311	130	—	19,441

Total costs and expenses	29,911	24,002	16,035	—	69,948
OPERATING INCOME	(30,361)	15,916	321,241	—	306,796
OTHER INCOME AND EXPENSE, NET
Loss on debt extinguishments	(5,526)	—	—	—	(5,526)
Fair value adjustments, net	(3,566)	(8,438)	(40,046)	—	(52,050)
Interest and other income, net	8,871	1,170	(7,372)	(9,279)	(6,610)
Interest expense, net of capitalized interest	(6,328)	(4,910)	(32,815)	9,279	(34,774)

Total other income and expense, net	(6,549)	(12,178)	(80,233)	—	(98,960)
INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE TAXES	(36,910)	3,738	241,008	—	207,836
Income tax (provision) benefit	(20,904)	(31)	(93,402)	—	(114,337)

Total income (loss) from continuing operations	(57,814)	3,707	147,606	—	93,499

Equity income (loss) in consolidated subsidiaries	151,313	—	—	(151,313)	—

NET INCOME (LOSS)	$93,499	$3,707	$147,606	$(151,313)	$93,499

Coeur d’Alene Mines Corporation and Subsidiaries

Notes to Consolidated Financial Statements – (Continued)

CONDENSED CONSOLIDATING STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

YEAR ENDED DECEMBER 31, 2011

	Coeur Mining, Inc.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
NET INCOME (LOSS)	$93,499	$3,707	$147,606	$(151,313)	$93,499
OTHER COMPREHENSIVE INCOME (LOSS) net of tax:
Unrealized loss on available for sale securities, net	(4,975)	—	—	—	(4,975)

Other comprehensive income (loss)	(4,975)	—	—	—	(4,975)

COMPREHENSIVE INCOME (LOSS)	$88,524	$3,707	$147,606	$(151,313)	$88,524

Coeur d’Alene Mines Corporation and Subsidiaries

Notes to Consolidated Financial Statements – (Continued)

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

YEAR ENDED DECEMBER 31, 2010

	Coeur Mining, Inc.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Sales of metal	$—	$77,951	$437,506	$—	$515,457
Production costs applicable to sales	—	(38,803)	(218,833)	—	(257,636)
Depreciation, depletion, and amortization	(500)	(19,448)	(121,671)	—	(141,619)

Gross Profit	(500)	19,700	97,002	—	116,202
COSTS AND EXPENSES
Administrative and general	23,138	112	926	—	24,176
Exploration	2,019	1,249	10,981	—	14,249
Pre-development, care, maintenance, and other	—	2,000	877	—	2,877

Total costs and expenses	25,157	3,361	12,784	—	41,302
OPERATING INCOME	(25,657)	16,339	84,218	—	74,900
OTHER INCOME AND EXPENSE
Loss on debt extinguishments	(20,300)	—	—	—	(20,300)
Fair value adjustments, net	(4,605)	(13,783)	(98,706)	—	(117,094)
Interest and other income, net	10,577	1,216	(906)	(10,116)	771
Interest expense, net of capitalized interest	(7,368)	(1,591)	(32,444)	10,461	(30,942)

Total other income and expense, net	(21,696)	(14,158)	(132,056)	345	(167,565)
INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE TAXES	(47,353)	2,181	(47,838)	345	(92,665)
Income tax benefit (provision)	16,367	(8)	(6,828)	—	9,481

Income (Loss) from continuing operations	(30,986)	2,173	(54,716)	345	(83,184)
Loss from discontinued operations	—	—	(5,684)	(345)	(6,029)
Loss on sale of net assets of discontinued operations	(2,090)	(5)	—	—	(2,095)

Total income (loss) from continuing operations	(33,076)	2,168	(60,400)	—	(91,308)

Equity income (loss) in consolidated subsidiaries	(58,232)	—	—	58,232	—

NET INCOME (LOSS)	$(91,308)	$2,168	$(60,400)	$58,232	$(91,308)

Coeur d’Alene Mines Corporation and Subsidiaries

Notes to Consolidated Financial Statements– (Continued)

CONDENSED CONSOLIDATING STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

YEAR ENDED DECEMBER 31, 2010

	Coeur Mining, Inc.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
NET INCOME (LOSS)	$(91,308)	$2,168	$(60,400)	$58,232	$(91,308)
OTHER COMPREHENSIVE INCOME (LOSS) net of tax:
Unrealized loss on available for sale securities, net	(5)	—	—	—	(5)

Other comprehensive income (loss)	(5)	—	—	—	(5)

COMPREHENSIVE INCOME (LOSS)	$(91,313)	$2,168	$(60,400)	$58,232	$(91,313)

Coeur d’Alene Mines Corporation and Subsidiaries

Notes to Consolidated Financial Statements – (Continued)

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

YEAR ENDED DECEMBER 31, 2012

	Coeur Mining, Inc.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Cash Flows From Operating Activities
Cash provided by operating activities	$58,754	$37,426	$256,683	$(81,229)	$271,634

Cash Flows From Investing Activities
Capital expenditures	(1,531)	(48,788)	(65,322)	—	(115,641)
Acquisition of Joaquin mineral interests	(29,338)	—	41	—	(29,297)
Purchase of short term investments and marketable securities	(12,913)	(46)	—	—	(12,959)
Proceeds from sales and maturities of short term investments, marketable securities	21,590	45	60	—	21,695
Other	3,538	130	(581)	—	3,087
Investments in unconsolidated subsidiaries	(81,229)	—	—	81,229	—

Cash used in investing activities	(99,883)	(48,659)	(65,802)	81,229	(133,115)

Cash Flows From Financing Activities
Payments on long-term debt, capital leases, and associated costs	(4,005)	(79,839)	(13,326)	—	(97,170)
Payments on gold production royalty	—	—	(74,734)	—	(74,734)
Reductions of (additions to) restricted assets associated with the Kensington Term Facility	—	4,645	—	—	4,645
Share repurchases	(19,971)	—	—	—	(19,971)
Net intercompany borrowings (repayments)	67,082	86,394	(153,476)	—	—
Other	(861)	—	—	—	(861)

Cash provided by financing activities	42,245	11,200	(241,536)	—	(188,091)

Increase (decrease) in cash & cash equivalents	1,116	(33)	(50,655)	—	(49,572)
Cash and cash equivalents at beginning of period	85,672	433	88,907	—	175,012

Cash and cash equivalents at end of period	$86,788	$400	$38,252	$—	$125,440

Coeur d’Alene Mines Corporation and Subsidiaries

Notes to Consolidated Financial Statements – (Continued)

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

YEAR ENDED DECEMBER 31, 2011

	Coeur Mining, Inc.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Cash Flows From Operating Activities
Cash provided by operating activities	$132,318	$38,152	$397,016	$(151,313)	$416,173
Cash Flows From Investing Activities
Capital expenditures	(567)	(61,288)	(58,133)	—	(119,988)

Purchase of short term investments and marketable securities	(49,321)	(60)	(120)	—	(49,501)
Proceeds from sales and maturities of short term investments, marketable securities	6,138	48	60	—	6,246
Other	1,216	903	163	—	2,282
Investments in unconsolidated subsidiaries	(151,313)	—	—	151,313	—

Cash used in investing activities	(193,847)	(60,397)	(58,030)	151,313	(160,961)
Cash Flows From Financing Activities
Proceeds from bank borrowings	—	27,500	—	—	27,500

Payments on long-term debt, capital leases, and associated costs	(37,983)	(30,493)	(17,043)	—	(85,519)
Payments on gold production royalty	—	—	(73,191)	—	(73,191)
(Additions) reductions to funds held financing	—	(1,326)	—	—	(1,326)
Payments on gold lease facility	(13,800)	—	—	—	(13,800)
Net intercompany borrowings (repayments)	163,224	26,239	(189,463)	—	—
Other	18	—	—	—	18

Cash provided by financing activities	111,459	21,920	(279,697)	—	(146,318)

Increase (decrease) in cash & cash equivalents	49,930	(325)	59,289	—	108,894
Cash and cash equivalents at beginning of period	35,742	758	29,618	—	66,118

Cash and cash equivalents at end of period	$85,672	$433	$88,907	$—	$175,012

Coeur d’Alene Mines Corporation and Subsidiaries

Notes to Consolidated Financial Statements – (Continued)

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

YEAR ENDED DECEMBER 31, 2010

	Coeur Mining, Inc.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Cash Flows From Operating Activities
Cash provided by operating activities	$(73,501)	$13,770	$167,062	$58,232	$165,563
Cash Flows From Investing Activities
Capital expenditures	(421)	(95,086)	(60,487)	—	(155,994)
Purchase of short term investments and marketable securities	(5,847)	(25)	—	—	(5,872)
Proceeds from sales and maturities of short term investments, marketable securities	14,232	25	9,987	—	24,244
Proceeds from (payment for) other assets	15,038	630	(9,741)	—	5,927
Investments in unconsolidated subsidiaries	58,232	—	—	(58,232)	—
Discontinued operations

Cash used in investing activities	81,234	(94,456)	(60,241)	(58,232)	(131,695)
Cash Flows From Financing Activities
Proceeds from issuance of notes and bank borrowings	100,000	58,766	17,400	—	176,166
Payments on long-term debt, capital leases, and associated costs	(68,772)	(3,765)	(34,290)	—	(106,827)
Payments on gold production royalty	—	—	(43,125)	—	(43,125)
Proceeds from gold lease facility	18,445	—	—	—	18,445
Payments on gold lease facility	(37,977)	—	—	—	(37,977)
Proceeds from sale-leaseback transactions	—	—	4,853	—	4,853
Reductions of (additions to) restricted assets associated with the Kensington Term Facility	—	(2,353)	—	—	(2,353)
Net intercompany borrowings (repayments)	12,863	28,552	(41,415)	—	—
Other	286	—	—	—	286

Cash Provided by Financing Activities	24,845	81,200	(96,577)	—	9,468

Increase (decrease) in cash & cash equivalents	32,578	514	10,244	—	43,336
Cash and cash equivalents at beginning of period	3,164	244	19,374	—	22,782

Cash and cash equivalents at end of period	$35,742	$758	$29,618	$—	$66,118